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Exhibit (a)(1)(i)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Sauer-Danfoss Inc.
at
$58.50 Net Per Share
by
Danfoss Acquisition, Inc.
a wholly owned subsidiary of
Danfoss A/S

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON APRIL 11, 2013, UNLESS THE OFFER IS EXTENDED.

        Danfoss Acquisition, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Danfoss A/S, a corporation organized under the laws of Denmark ("Parent"), is offering to purchase all issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Sauer-Danfoss Inc., a Delaware corporation (the "Company"), that are not already owned by Parent and its subsidiaries (collectively, excluding the Company and its subsidiaries, the "Danfoss Group") at a price of $58.50 per Share, net to the seller in cash, without interest and less any required withholding taxes, and on the other terms and subject to the conditions specified in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 1, 2013, by and among Parent, the Purchaser and the Company (together with any amendments or supplements thereto, the "Merger Agreement"), under which, after the completion of the Offer and the satisfaction or, to the extent permitted, waiver of certain conditions, the Purchaser will be merged with and into the Company, and the Company will continue as the surviving corporation and a wholly owned subsidiary of Parent (the "Merger").

        The Offer is conditioned upon, among other things, satisfaction of a non-waivable condition that there shall have been validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares representing at least a majority of the issued and outstanding Shares, excluding Shares owned by (a) the Danfoss Group and their affiliates (including Bitten & Mads Clausens Fond, the controlling stockholder of Parent, but excluding the Company and its subsidiaries), (b) the officers and directors of any member of the Danfoss Group or its affiliates (other than the Company and its subsidiaries), and (c) the officers and directors of the Company. There is no financing condition to the Offer. Other conditions to the Offer are described under "The Offer—Section 12—Conditions of the Offer." A summary of the principal terms of the Offer appears on pages (i) through (vii) of this Offer to Purchase.

        The board of directors of the Company, based on the unanimous recommendation of a special committee consisting solely of independent and disinterested directors, has unanimously (other than directors nominated to the board of the directors of the Company by Parent, each of whom abstained) adopted resolutions: (i) approving the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (ii) determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, substantively and procedurally fair to and in the best interests of the unaffiliated stockholders of the Company; (iii) recommending that the holders of the Shares (other than the Danfoss Group) accept the Offer and tender their Shares pursuant to the Offer; and (iv) recommending that the holders of Shares (other than the Danfoss Group) adopt the Merger Agreement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense. This Offer to Purchase and the related Letter of Transmittal contain important information and you should carefully read both in their entirety before making a decision with respect to the Offer.

        The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
 Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com

March 15, 2013

IMPORTANT

        If you desire to tender all or any portion of your Shares pursuant to the Offer, this is what you must do:

  •
  If you are a record holder (i.e., a stock certificate has been issued to you and registered in your name), you must complete and sign the accompanying Letter of Transmittal and send it with your stock certificate to Wells Fargo Bank, N.A., the Depositary for the Offer. These materials must reach the Depositary prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in "The Offer—Section 3—Procedure for Tendering Shares." You may also tender your Shares by book-entry transfer by following the procedures described in "The Offer—Section 3—Procedure for Tendering Shares."

  •
  If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary prior to the expiration of the Offer, you may be able to tender your Shares using the accompanying Notice of Guaranteed Delivery. Please call MacKenzie Partners, Inc., the Information Agent for the Offer, at (212) 929-5500 (call collect) or (800) 322-2885 (toll free), for assistance. See "The Offer—Section 3—Procedure for Tendering Shares" for further details.

  •
  If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered prior to the expiration of the Offer.

*    *    *

        Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from your broker, dealer, commercial bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the Securities and Exchange Commission at www.sec.gov.

 Cautionary Note Regarding Forward-Looking Statements

        This Offer to Purchase contains, in addition to historical information, certain forward-looking statements. All statements included in this Offer to Purchase concerning activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Among other information, this Offer to Purchase contains certain financial projections prepared by the Company which constitute forward-looking statements regarding the Company's financial condition and results of operations. Actual results could differ materially from the results discussed in these projections and in other forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements, including the risk that all conditions to the Offer or the Merger are not satisfied. Additional information on these risks, uncertainties and factors is included in the documents filed by the Company with the Securities and Exchange Commission; provided that any reference to the Private Securities Litigation Reform Act of 1995 in such filings or contained in this Offer to Purchase or any Schedule hereto, shall not apply to the Offer, this Offer to Purchase or to any Schedule hereto.

Schedule A	Directors and Executive Officers of Parent, the Purchaser and Controlling Stockholder of Parent
Schedule B	Security Ownership of Certain Beneficial Owners
Schedule C	General Corporation Law of Delaware Section 262 Appraisal Rights

SUMMARY TERM SHEET

        Danfoss Acquisition, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Danfoss A/S, a corporation organized under the laws of Denmark ("Parent"; the Purchaser and Parent are collectively referred to in this Offer to Purchase as "we", "us" or "our", unless the context otherwise requires), is offering to purchase all issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Sauer-Danfoss Inc., a Delaware corporation (the "Company"), that are not already owned by Parent and its subsidiaries (collectively, excluding the Company and its subsidiaries, the "Danfoss Group") at a price of $58.50 per Share (the "Offer Price"), net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. We have included in this summary term sheet cross-references to the sections of this Offer to Purchase containing a more complete description of the topics covered in this summary term sheet.

Who is offering to buy my securities?

        Our name is Danfoss Acquisition, Inc. We are a Delaware corporation that was formed for the sole purpose of purchasing Shares and we have conducted no business other than incident to the Offer, the Merger Agreement and a prior offer by us for the Shares. We are a wholly owned subsidiary of Parent, a corporation organized under the laws of Denmark. As of the date of this Offer to Purchase, the Danfoss Group collectively owns approximately 75.6% of the Shares. See "The Offer—Section 9—Certain Information Concerning the Purchaser and Parent."

What securities are you offering to purchase?

        We are offering to purchase all of the Shares not already owned by the Danfoss Group. See "Introduction."

How much are you offering to pay for my securities and what is the form of payment?

        We are offering to pay $58.50 per Share, net to the seller in cash, without interest and less any required withholding taxes. If you are the record holder of Shares (i.e., a stock certificate or book-entry has been issued to you and registered in your name) and you directly tender your Shares pursuant to the Offer, you will not have to pay brokerage fees or similar expenses. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, it may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See "Introduction."

Is there an agreement governing the Offer?

        Yes. Parent, the Purchaser and the Company have entered into an Agreement and Plan of Merger, dated as of March 1, 2013 (together with any amendments or supplements thereto, the "Merger Agreement"). The Merger Agreement provides, among other things, for the terms and conditions of the Offer. The Merger Agreement also provides that, after completion of the Offer and the satisfaction or, to the extent permitted, waiver of certain conditions, the Purchaser will be merged with and into the Company, and the Company will continue as the surviving corporation and a wholly owned subsidiary

i

of Parent (the "Merger"). In the Merger, all remaining stockholders of the Company (other than Parent and the Company and their respective wholly owned subsidiaries and stockholders properly perfecting their appraisal rights) will receive the same price per Share as was paid in the Offer, without interest, and less any required withholding taxes. See "Special Factors—Section 9—Summary of the Merger Agreement."

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things, there being validly tendered pursuant to the Offer and not properly withdrawn prior to the expiration of the Offer a number of Shares representing at least a majority of the issued and outstanding Shares, excluding Shares owned by (a) the Danfoss Group and their affiliates (including Bitten & Mads Clausens Fond, the controlling stockholder of Parent, but excluding the Company and its subsidiaries), (b) the officers and directors of any member of the Danfoss Group or its affiliates (other than the Company and its subsidiaries), and (c) the officers and directors the Company; we refer to this condition as the "Minimum Tender Condition."

        The Minimum Tender Condition is not waivable. The Offer is subject to other conditions. More information concerning these and any other conditions to the Offer is described under "The Offer—Section 12—Conditions of the Offer."

Do you have the financial resources to pay for the Shares?

        Yes. We estimate the total amount of funds necessary to purchase all outstanding Shares pursuant to the Offer and the Merger, to pay related fees and expenses and to satisfy equity awards required to be paid out in connection with the Offer or the Merger, as applicable, will be approximately $700 million. Parent will provide us with sufficient funds, which it plans to obtain from borrowings under its existing general purpose revolving credit facilities. The Offer is not subject to a financing condition. See "The Offer—Section 10—Source and Amount of Funds."

Is your financial condition relevant to my decision whether to tender my Shares pursuant to the Offer?

        We do not believe our financial condition is relevant to your decision whether to accept the Offer and tender your Shares because: (a) the Offer is being made for all issued and outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will, subject to the terms and conditions of the Merger Agreement, acquire all remaining Shares for the cash price in the Merger, and (d) Parent has available, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to acquire any remaining Shares in the Merger. See "The Offer—Section 10—Source and Amount of Funds."

Do you have interests in the Offer that are different from my interests as a stockholder of the Company?

        Yes. Our interests and our corporate affiliates' interests in the Offer (and the Merger) are different from those of stockholders being asked to tender their Shares. In particular, our financial interests with regard to the price to be paid in the Offer (and the Merger) are adverse to the interests of stockholders being asked to sell their Shares. Also, if you tender your Shares pursuant to the Offer or your Shares are converted to cash in the Merger, you will cease to have any interest in the Company and will not have the opportunity to participate in the future earnings or growth, if any, of the Company or bear the burden and risks of any decrease in value of the Company. On the other hand, we will benefit from any future increase in the value of the Company. We will also bear the burden and risks of any future decrease in the value of the Company. See "Special Factors—Section 2—Purpose of

and Reasons for the Offer; Plans for the Company" and "Special Factors—Section 13—Interests of Certain Persons in the Offer."

What is your position as to the fairness of the transaction?

        We believe that the transaction is substantively and procedurally fair to the unaffiliated stockholders of the Company, based upon the factors set forth under "Special Factors—Section 4—Our Position Regarding Fairness of the Transaction."

What is the market value of my Shares as of a recent date?

        On November 27, 2012, the last full trading day before we notified the board of directors of the Company (the "Company Board of Directors") of our proposal to acquire the Shares that are not already owned by the Danfoss Group, the closing price of the Shares reported on the New York Stock Exchange ("NYSE") was $39.38 per share. On February 28, 2013, the last full trading day prior to the public announcement that the Company, Parent and the Purchaser had entered into the Merger Agreement and that the Purchaser would commence the Offer, the closing price of the Shares reported on the NYSE was $54.12 per share. On March 14, 2013, the last full trading day prior to the commencement of the Offer, the closing price of the Shares reported on the NYSE was $58.42 per share. As disclosed by the Company on March 1, 2013, the Company will pay a dividend of $0.35 per Share, which is payable on March 29, 2013 to stockholders of record as of March 15, 2013. We advise you to obtain a recent quotation for your Shares prior to deciding whether or not to tender your Shares pursuant to the Offer. See "The Offer—Section 6—Price Range of Shares; Dividends" for additional information, including two full years of quarterly intraday high and low sale prices per Share on the NYSE as reported in published financial sources.

Will the Offer be followed by a Merger if all the Shares are not tendered pursuant to the Offer?

        If the Offer is completed, we will effect the Merger in accordance with the terms of the Merger Agreement. If, following the consummation of the Offer, the Danfoss Group owns 90% or more of the outstanding Shares of the Company (including as a result of our exercise of the top-up described below), we are obligated to consummate a short-form merger in accordance with the terms of the Merger Agreement without a vote of, or prior notice to, the Company's stockholders. We believe that, if the Minimum Tender Condition is satisfied and Shares are purchased in the Offer, we will own more than 90% of the Shares (either following the consummation of the Offer or upon exercise of the top-up) and, accordingly, that the Merger will effected without a meeting of the stockholders of the Company. Nonetheless, we and the Company have agreed in the Merger Agreement that if the Danfoss Group does not own 90% or more of the Shares following consummation of the Offer, the Company will hold a special meeting of its stockholders following the expiration of the Offer for the purpose of adopting the Merger Agreement. We have agreed that, at the special meeting, all of the Shares acquired pursuant to the Offer or otherwise owned by the Danfoss Group will be voted in favor of the Merger. If the Merger occurs, we will acquire the remainder of the Shares (other than Shares held by Parent and the Company and their respective wholly owned subsidiaries and Shares held by stockholders properly perfecting appraisal rights) for an amount in cash, without interest and less any required withholding taxes, equal to the Offer Price. See "Special Factors—Section 7—Effects of the Offer" and "The Offer—Section 7—Possible Effects of the Offer and the Merger on the Market for the Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulations."

What is the "top-up" and when will it be exercised?

        The Company has granted us an irrevocable right to purchase, following successful consummation of the Offer, in certain circumstances the lowest number of authorized and unissued Shares of the Company that, when added to the number of Shares then owned by the Danfoss Group, constitutes one Share more than 90% of the total Shares that would then be outstanding. If at the expiration of the Offer we do not own, together with the other Shares owned by the Danfoss Group, at least one share more than 90% of the Shares then issued and outstanding, we have agreed to exercise the top-up as soon as reasonably practicable after the expiration of the Offer. The purchase price per share for such Shares would be equal to the Offer Price. This right, which we refer to as the "top-up," is subject to certain additional terms and conditions and is exercisable only if the Offer is successfully consummated and achieves a minimum threshold. If we exercise the top-up we are required, subject to the terms and conditions of the Merger Agreement, to effect a short-form merger under Delaware law (as described in this Offer to Purchase). We believe we would have the ability to exercise the top-up if the Minimum Tender Condition is satisfied.

Is this the first step in a going-private transaction?

        Yes. The purpose of the Offer is to acquire as many of the Shares not already owned by the Danfoss Group as possible as a first step in acquiring the entire remaining equity interest in the Company. If we are successful, the Shares will no longer be publicly owned, will cease to be listed on the NYSE and the Company will cease to be required to make filings with the Securities and Exchange Commission (which we refer to as the "SEC"), and to comply with SEC rules relating to public companies. See "The Offer—Section 7—Possible Effects of the Offer and the Merger on the Market for the Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulations."

What does the Special Committee and the Company Board of Directors think of the Offer?

        A special committee comprised solely of independent and disinterested directors (the "Special Committee") of the Company Board of Directors has unanimously adopted resolutions:

  •
  approving the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

  •
  determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, substantively and procedurally fair to and in the best interests of the unaffiliated stockholders of the Company; and

  •
  recommending that the Company Board of Directors adopt resolutions (a) determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, are advisable, substantively and procedurally fair to and in the best interests of the unaffiliated stockholders of the Company, (b) recommending that the holders of the Shares (other than the Danfoss Group) accept the Offer and tender their Shares pursuant to the Offer and (c) recommending that the holders of Shares (other than the Danfoss Group) adopt the Merger Agreement.

        The Company Board of Directors, based on the unanimous recommendation of the Special Committee, has unanimously (other than directors nominated to the Company Board of Directors by Parent, each of whom abstained) adopted resolutions:

  •
  approving the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

  •
  determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, substantively and procedurally fair to and in the best interests of the unaffiliated stockholders of the Company;

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  recommending that the holders of Shares (other than the Danfoss Group) accept the Offer and tender their Shares pursuant to the Offer; and

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  recommending that the holders of Shares (other than the Danfoss Group) adopt the Merger Agreement.

        See "Introduction," "Special Factors—Section 1—Background," and "Special Factors—Section 3—The Recommendation by the Special Committee and the Company Board of Directors."

What is the effect of the Offer on the Company's recently announced dividend?

        The Company announced on March 1, 2013 that the Company Board of Directors had declared a dividend of $0.35 per Share for the quarter ended March 31, 2013, which is payable on March 29, 2013 to stockholders of record as of March 15, 2013. The Offer will have no effect on the payment of this dividend. If you are a stockholder of record as of the March 15, 2013 record date, you will receive the dividend payment regardless of whether you tender your Shares.

Can holders of restricted Shares participate in the Offer?

        No. The restrictions on transfer relating to restricted Shares continue, unless otherwise terminated, through the Offer. The Merger Agreement provides that at the effective time of the Merger the restricted Shares will terminate and be canceled and the holders thereof will be entitled to receive the merger consideration.

If I decide not to tender, how will the Offer affect my Shares?

        As described above, if the Offer is consummated, we have agreed to consummate the Merger in accordance with the terms and conditions of the Merger Agreement. If the Merger is consummated, stockholders who did not tender their Shares pursuant to the Offer (other than Parent and the Company and their respective wholly owned subsidiaries and those stockholders properly perfecting their appraisal rights) will receive cash in an amount equal to the price per Share paid in the Offer. If, however, the Offer is consummated and the Merger does not take place for any reason, the number of stockholders and the number of Shares that are still in the hands of the public following consummation of the Offer may be so small that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for Shares, which may affect prices at which Shares trade. Also, if the Offer is consummated, the Company may no longer meet the standards for continued listing on the NYSE and may cease to be required to make filings with the SEC or to comply with SEC rules relating to public companies. See "Special Factors—Section 7—Effects of the Offer and the Merger" and "The Offer—Section 7—Possible Effects of the Offer and the Merger on the Market for the Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulations."

How long do I have to decide whether to tender pursuant to the Offer?

        You have until the expiration date of the Offer to tender. The Offer currently is scheduled to expire at 12:00 midnight, New York City time, on April 11, 2013 (which we refer to as the "Expiration Date", unless the Purchaser has extended the Offer, in which event such term shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire). Pursuant to the terms of the Merger Agreement, we may (and, in accordance with the Merger Agreement, the Company may, in certain circumstances, obligate us to) extend the Offer from time to time, in which case we will make a public announcement no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. If we extend the Offer, we will not accept any Shares that have been tendered until the end of the extension period. See "The Offer—Section 1—Terms of the Offer" and "The Offer—Section 3—Procedure for Tendering Shares." A subsequent offering period will not be provided.

How will I be notified if the Offer is extended?

        If we decide to extend the Offer, we will inform Wells Fargo Bank, N.A., the Depositary for the Offer (the "Depositary"), of that fact and will make a public announcement of the extension, no later

v

than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. See "The Offer—Section 1—Terms of the Offer."

How do I tender my Shares?

        If you wish to accept the Offer, this is what you must do:

  •
  If you are a record holder (i.e., a stock certificate has been issued to you and registered in your name), you must complete and sign the accompanying Letter of Transmittal and send it with your stock certificate to the Depositary. These materials must reach the Depositary prior to the expiration of the Offer. Detailed instructions are contained in the accompanying Letter of Transmittal and in "The Offer—Section 3—Procedure for Tendering Shares." You may also be able to tender your Shares by book-entry transfer by following the procedures described in "The Offer—Section 3—Procedure for Tendering Shares."

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  If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary prior to the Expiration Date, you may be able to tender your Shares using the accompanying Notice of Guaranteed Delivery. Please call MacKenzie Partners, Inc., the Information Agent for the Offer, at (212) 929-5500 (call collect) or (800) 322-2885 (toll free) for assistance. See "The Offer—Section 3—Procedure for Tendering Shares."

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  If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered prior to the expiration of the Offer. See "The Offer—Section 3—Procedure for Tendering Shares."

Until what time can I withdraw tendered Shares?

        You may withdraw your previously tendered Shares at any time until the Expiration Date, which is 12:00 midnight, New York City time, on April 11, 2013 (unless extended), and, if we have not accepted your Shares for payment by May 14, 2013, you may withdraw them at any time after that date up until we accept Shares for payment. See "The Offer—Section 4—Withdrawal Rights."

How do I withdraw tendered Shares?

        To withdraw your previously tendered Shares, you must deliver a written notice of withdrawal, which includes all required information, to the Depositary, at a time when you have the right to withdraw the Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See "The Offer—Section 4—Withdrawal Rights."

When and how will I be paid for my tendered Shares?

        Subject to the terms and conditions of the Offer, we will pay for all Shares validly tendered and not properly withdrawn promptly after the later of the date of expiration of the Offer and satisfaction or waiver (where permissible) of the conditions to the Offer.

        We will pay for your validly tendered and not properly withdrawn Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in "The Offer—Section 3—Procedure for Tendering Shares—Book-Entry Delivery" of this Offer to Purchase), a properly completed and duly executed

Letter of Transmittal and any other required documents. See "The Offer—Section 2—Acceptance for Payment and Payment for Shares."

Are appraisal rights available in either the Offer or the Merger?

        Appraisal rights are not available in the Offer.

        Holders of Shares at the effective time of the Merger who do not vote in favor of, or consent in writing to, the Merger and who comply with Section 262 of the Delaware General Corporation Law (the "DGCL") will have the right to demand appraisal of their Shares. Under Section 262 of the DGCL, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, and to receive payment of that fair value in cash, together with a fair rate of interest, if any. Any judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share paid in the Merger. See "Special Factors—Section 10—Dissenters' Appraisal Rights; Rule 13e-3."

What are the U.S. federal income tax consequences of participating in the Offer?

        If you are a U.S. taxpayer, your receipt of cash for Shares in the Offer or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (a) the cash you receive in the Offer or the Merger and (b) your adjusted tax basis in the Shares you tender pursuant to the Offer or exchange pursuant to the Merger. That gain or loss will be capital gain or loss if the Shares are a capital asset in your hands, and will be long-term capital gain or loss if the Shares have been held for more than one year at the time of the exchange of your Shares for cash. You are urged to consult your own tax advisor as to the particular tax consequences of the Offer and the Merger to you, including the tax consequences under state, local, foreign and other tax laws. See "The Offer—Section 5—Certain U.S. Federal Income Tax Considerations."

Whom can I talk to if I have questions about the Offer?

        You can call MacKenzie Partners, Inc., the Information Agent for the Offer, at (212) 929-5500 (call collect) or (800) 322-2885 (toll free). See the back cover of this Offer to Purchase.

To the Stockholders of Sauer-Danfoss Inc.:

INTRODUCTION

        Danfoss Acquisition, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Danfoss A/S, a corporation organized under the laws of Denmark ("Parent"; the Purchaser and Parent are collectively referred to in this Offer to Purchase as "we," "us" or "our", unless the context otherwise requires), is offering to purchase all issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Sauer-Danfoss Inc., a Delaware corporation (the "Company"), that are not already owned by Parent and its subsidiaries (collectively, excluding the Company and its subsidiaries, the "Danfoss Group") at a price of $58.50 per Share (the "Offer Price"), net to the seller in cash, without interest and less any required withholding taxes, and on the other terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Stockholders who have Shares registered in their own names and tender directly to Wells Fargo Bank, N.A., the depositary for the Offer (the "Depositary"), will not have to pay brokerage fees or commissions. Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if it charges any service fees or other commissions. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not have to pay stock transfer taxes on the exchange of Shares pursuant to the Offer. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, or a Form W-8BEN or other Form W-8, as applicable, you may be subject to a required backup federal income tax withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See "The Offer—Section 5—Certain U.S. Federal Income Tax Considerations." We will pay all charges and expenses of the Depositary and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See "The Offer—Section 14—Fees and Expenses."

        The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares representing at least a majority of the issued and outstanding Shares, excluding Shares owned by (a) the Danfoss Group and their affiliates (including Bitten & Mads Clausens Fond, the controlling stockholder of Parent, but excluding the Company and its subsidiaries), (b) the officers and directors of any member of the Danfoss Group or its affiliates (other than the Company and its subsidiaries) and (c) the officers and directors of the Company (the "Minimum Tender Condition"). The Offer is also subject to other conditions set forth in this Offer to Purchase. There is no financing condition to the Offer. The Minimum Tender Condition is not waivable. The Purchaser expressly reserves the right, to the extent permitted by applicable law and the terms of the Merger Agreement, to waive any other term or condition of the Offer in its sole discretion. See "The Offer—Section 1—Terms of the Offer" and "The Offer—Section 12—Conditions of the Offer."

        According to the Company, as of February 25, 2013, there were 48,462,518 Shares issued and outstanding (including 40,500 Shares underlying restricted stock awards). As of the date of this Offer to Purchase, the Danfoss Group owns 36,629,787 Shares representing approximately 75.6% of the outstanding Shares. To the best of our knowledge, as of the date of this Offer to Purchase, directors and officers of the Purchaser, Parent and Bitten & Mads Clausens Fond, the controlling stockholder of Parent, beneficially own, in the aggregate, 30,000 Shares. According to the Company, as of March 1, 2013, directors and executive officers of the Company (other than those who are directors and officers of the Danfoss Group or the controlling stockholder of Parent) beneficially owned, in the aggregate, 95,954 Shares. Accordingly, we anticipate the Minimum Tender Condition would be satisfied if at least 5,853,389 Shares are validly tendered pursuant to the Offer by unaffiliated stockholders and not properly withdrawn.

        As of the date of this Offer to Purchase, we believe that no filings are required under any antitrust or competition laws. See "The Offer—Section 13—Certain Legal Matters; Regulatory Approvals."

        The purpose of the Offer is to acquire for cash as many of the Shares not already owned by the Danfoss Group as possible as a first step in acquiring the entire remaining equity interest of the Company and taking the Company private. The second step in the transaction is the Merger described below.

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 1, 2013, by and among Parent, the Purchaser and the Company (together with any amendments or supplements thereto, the "Merger Agreement"), under which, after the completion of the Offer and the satisfaction or, to the extent permitted, waiver of certain conditions, the Purchaser will be merged with and into the Company, and the Company will continue as the surviving corporation and a wholly owned subsidiary of Parent (the "Merger"). At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares held in treasury by the Company or owned by Parent or any wholly owned subsidiary of the Company or Parent or held by stockholders who properly demand and perfect appraisal rights under the Delaware General Corporation Law ("DGCL")) will, by virtue of the Merger, and without action by the holder thereof, be canceled and converted into the right to receive from the Purchaser an amount in cash, without interest and subject to any required withholding taxes, equal to the Offer Price (the "Merger Consideration"), payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share. The Merger Agreement is more fully described in "Special Factors—Section 9—Summary of the Merger Agreement."

        The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on April 11, 2013 unless the Offer is extended. We refer to such date as the "Expiration Date," unless the Purchaser has extended the Offer, in which event such term shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

        A special committee comprised solely of independent and disinterested directors (the "Special Committee") of the board of the directors of the Company (the "Company Board of Directors") has unanimously adopted resolutions: (i) approving the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (ii) determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, substantively and procedurally fair to and in the best interests of the unaffiliated stockholders of the Company; and (iii) recommending that the Company Board of Directors adopt resolutions (a) determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, are advisable, substantively and procedurally fair to and in the best interests of the unaffiliated stockholders of the Company, (b) recommending that the holders of the Shares (other than the Danfoss Group) accept the Offer and tender their Shares pursuant to the Offer and (c) recommending that the holders of Shares (other than the Danfoss Group) adopt the Merger Agreement.

        The Company Board of Directors, based on the unanimous recommendation of the Special Committee, has unanimously (other than directors nominated to the Company Board of Directors by Parent, each of whom abstained) adopted resolutions: (i) approving the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (ii) determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, substantively and procedurally fair to and in the best interests of the unaffiliated stockholders of the Company; (iii) recommending that the holders of Shares (other than the Danfoss Group) accept the Offer and tender their Shares pursuant to the Offer; and (iv) recommending that the holders of Shares (other than the Danfoss Group) adopt the Merger Agreement.

        For factors considered by the Special Committee and by the Company Board of Directors, see the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), filed with the Securities and Exchange Commission (the "SEC") in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

        The DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of stock of a subsidiary corporation, the corporation holding such shares may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). Pursuant to the Merger Agreement, in the event that, following completion of the Offer, the Purchaser owns at least 90% of the outstanding Shares, including Shares acquired through any exercise of the top-up, Parent will effect a short-form merger of the Purchaser into the Company in accordance with the DGCL and, thereafter, the Company will be a wholly owned subsidiary of Parent. See "The Offer—Section 13—Certain Legal Matters; Regulatory Approvals." We believe that if the Minimum Tender Condition is satisfied and Shares are purchased in the Offer, we will own more than 90% of the Shares (either following the consummation of the Offer or upon exercise of the top-up) and, accordingly, that the Merger will effected without a meeting of the stockholders of the Company.

        If a short-form merger is not consummated, the consummation of the Merger is conditioned upon, if required by law, among other things, the adoption of the agreement of merger (as such term is used in Section 251 of the DGCL) set forth in the Merger Agreement by the requisite vote of stockholders of the Company. Under the DGCL, the affirmative vote of a majority of the outstanding Shares to adopt the agreement and plan of merger is the only vote of any class or series of the Company's capital stock that would be necessary to approve the Merger Agreement and the Merger at any required meeting of the Company's stockholders. We currently own approximately 75.6% of the outstanding Shares and following the consummation of the Offer we will be able to effect the Merger without the affirmative vote of any other stockholder. We have agreed pursuant to the Merger Agreement that all Shares acquired pursuant to the Offer or otherwise owned by us will be voted in favor of the Merger.

        No appraisal rights are available in the Offer. However, under the DGCL, stockholders who continue to own their Shares at the time of the Merger and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. See "The Offer—Section 13—Certain Legal Matters; Regulatory Approvals" and "Special Factors—Section 10—Dissenters' Appraisal Rights; Rule 13e-3."

        If the Offer is not completed for any reason (including a failure to satisfy the Minimum Tender Condition), Parent will review its options. These options include doing nothing, purchasing Shares from time to time in the open market or privately negotiated transactions, making a new tender offer, seeking to negotiate a merger or other business combination with the Company or considering recapitalizing the Company, which could include converting a portion of the debt owed to Parent by the Company into equity securities of the Company.

        Certain U.S. federal income tax consequences of the exchange of Shares pursuant to the Offer and the Merger are described in "The Offer—Section 5—Certain U.S. Federal Income Tax Considerations." We recommend that stockholders consult their tax advisors regarding the tax consequences of the sale of Shares.

        This Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of the Company's stockholders. Any such solicitation will be made only pursuant to a separate proxy solicitation complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        This Offer to Purchase and the related Letter of Transmittal and the Schedule 14D-9 contain important information and you should carefully read each in their entirety before you make a decision with respect to the Offer.

SPECIAL FACTORS

1.  Background.

        Parent's Acquisition of a Controlling Interest in the Company.    In early 2000, Parent and certain of its affiliates reached an agreement with the Company's predecessor and certain affiliates of Klaus Murmann ("Murmann"), the founder of Sauer Getriebe, the Company's predecessor, pursuant to which Parent contributed the business of Danfoss Fluid Power to the Company in exchange for newly issued Shares. As a result of the transaction, Parent and a holding company controlled by Murmann, Sauer Holding GmbH, a limited liability company organized under the laws of Germany ("Sauer"), each owned approximately 38% of the issued and outstanding Shares and jointly controlled the Company based on understandings and governance mechanisms set forth in a Joint Venture Agreement, dated January 22, 2000, as amended on February 22, 2000 (the "Joint Venture Agreement"), among Parent, Sauer and Danfoss Murmann Holding A/S, a corporation organized under the laws of Denmark (the "Holding Company").

        On July 11, 2008, Parent acquired from Sauer: (i) 8,358,561 Shares and (ii) all of Sauer's interest in the Holding Company, giving Parent sole ownership of the 18,241,962 Shares held by the Holding Company (such transaction, the "2008 Share Purchase Transaction"). Following the closing of the 2008 Share Purchase Transaction, Sauer continued to hold 10,029,624 Shares, which Shares were subject to the put and call rights described below. As a result of the consummation of the 2008 Share Purchase Transaction, Parent's ownership stake in the Company increased to approximately 55% and there was a change in control of the Company, as control of a majority of the issued and outstanding Shares was shifted from joint control by Sauer and Parent to the sole control of Parent. The Holding Company was merged with Parent on November 16, 2012 and the Shares previously held by the Holding Company are now held by Parent.

        Concurrently with the consummation of the 2008 Share Purchase Transaction, Parent, Sauer and certain of its affiliates entered into a Stockholders Agreement (the "Stockholders Agreement") that replaced the Joint Venture Agreement in governing the rights and obligations of the parties with respect to their ownership and control of the Company and the Shares that they held. Under the Stockholders Agreement, Sauer granted to Parent the right to purchase from it (via exercise of a call option), and Parent granted to Sauer the right to sell to Parent (via exercise of a put option), the remaining 10,029,264 Shares held by Sauer, in two equal tranches of 5,014,632 Shares each during an agreed upon period in 2010 and 2012, respectively, on the terms and conditions set forth in the Stockholders Agreement. The Stockholders Agreement also included certain agreements between the parties thereto with respect to the governance of the Company.

        Thereafter, on October 30, 2009, Parent and Sauer entered into a share purchase agreement (the "2009 Share Purchase Transaction") pursuant to which Parent acquired at a price of $16.00 per Share the 10,029,264 Shares that had been subject to the put and call options under the Stockholders Agreement. Concurrently with the consummation of the 2009 Share Purchase Transaction, the Stockholders Agreement was terminated. The termination of the Stockholders Agreement resulted in the cancellation of the rights of the parties thereunder, including the respective rights of the parties under the put and call options. As a result of the foregoing, Parent acquired and holds Shares representing approximately 75.7% of the currently outstanding Shares.

        Debt Arrangements Between Parent and the Company.    Since December 2008, Parent has provided the Company with access to debt financing under various revolving loan and term loan facilities. Most recently, in September 2010, the Company entered into an amended and restated credit agreement with Parent (the "Amended and Restated Credit Agreement"). Pursuant to the Amended and Restated Credit Agreement, a prior credit agreement dated November 9, 2009 between Parent and the Company, which provided for an unsecured revolving credit facility of $690 million by Parent to the Company, was terminated and replaced by an unsecured five-year, multicurrency term loan facility that permitted the Company to borrow up to approximately $200 million from Parent and an unsecured three-year, multicurrency revolving credit facility that permitted the Company to borrow up to approximately $300 million from Parent. At the Company's request, the revolving credit facility was canceled in July 2012 and, in September 2012, the term loan facility was reduced by approximately $22 million to approximately $178 million. The Company's borrowings under the Amended and Restated Credit Agreement become due and payable in full on September 7, 2015. The outstanding principal amount of loans under the Amended and Restated Credit Agreement bears interest at a rate of 8.00%, in the case of dollar-denominated loans, and 8.25%, in the case of euro-denominated loans. The Company paid an origination fee of approximately $4.2 million to Parent in connection with the Amended and Restated Credit Agreement.

        In August 2011, the Company entered into an agreement with Parent, pursuant to which the Company agreed to loan excess cash to Parent at the EURIBOR or LIBOR rate, as applicable, plus 0.25%. The outstanding principal amount of loans made by Company to Parent was approximately $336 million and $168 million, at December 31, 2012 and December 31, 2011, respectively. The outstanding loans made by Company to the Parent at December 31, 2012 had a weighted average interest rate of 0.44% and had terms ranging from seven to ninety days. The Company recorded approximately $1.3 million and $794,000 in interest income with respect to such loans for the twelve months ended December 31, 2012 and December 31, 2011, respectively.

        2009-2010 Tender Offer.    In December 2009, the executive committee (the "Parent Executive Committee") of the board of directors of Parent (the "Parent Board of Directors"), as authorized by the Parent Board of Directors, decided to propose to the Company that Parent commence a tender offer to acquire all of the Shares that the Danfoss Group did not then own for $10.10 per Share in cash (the "Initial 2009 Offer"). After notifying representatives of the Company of its intention to proceed with the Initial 2009 Offer, on December 22, 2009, Parent issued a press release announcing its intention. A special committee of the Company Board of Directors comprised of independent and disinterested directors (the "2009 Special Committee") was established and thereafter engaged legal and financial advisors. After a series of discussions and negotiations among the advisors to the 2009 Special Committee and the advisors to Parent, Parent increased the proposed offer price to $13.25 per Share in cash and commenced the offer at such price on March 5, 2010 (the "Interim 2010 Offer"). On March 19, 2010, the 2009 Special Committee recommended that Company's stockholders (other than the Danfoss Group) accept the Interim 2010 Offer and tender their Shares in the Interim 2010 Offer. On April 9, 2010, Parent issued a press release announcing that it was increasing the offer price to $14.00 per Share in cash (the "Increased 2010 Offer" and, together with the Initial 2009 Offer and the Interim 2010 Offer, the "2009 Offer") and extending the scheduled expiration date of the Interim 2010 Offer. On April 23, 2010, after consideration of updated financial projections prepared by Company management, the 2009 Special Committee announced that it had determined (i) that each of the Interim 2010 Offer and the Increased 2010 Offer was inadequate, from a financial point of view, to the Company's stockholders (other than the Danfoss Group), (ii) to withdraw its recommendation that the Company's stockholders (other than the Danfoss Group) accept the Interim 2010 Offer and tender their Shares pursuant to the Interim 2010 Offer, and (iii) to recommend that the Company's stockholders (other than the Danfoss Group) reject the Increased 2010 Offer and not tender their Shares in the Increased 2010 Offer. In light of the change in the 2010 Special Committee's recommendation and other factors, the Parent Executive Committee determined not to proceed with the Increased 2010 Offer. On April 30, 2010, Parent issued a press release announcing that the Increased 2010 Offer had expired without acceptance of the tendered Shares.

        In October 2012, Parent discussed with the Company a possible acquisition by Parent of up to three million Shares in the open market; however, Parent did not proceed with such acquisition.

  Current Tender Offer.

        On or about November 14, 2012, Niels B. Christiansen, Chief Executive Officer and President of Parent, began considering a proposal to purchase the remaining Shares not already owned by the Danfoss Group (the "Potential Acquisition"). During the next several days, Mr. Christiansen consulted with other members of senior management of Parent regarding the possibility of proceeding with such a proposal. On November 19, 2012, Parent consulted Cleary Gottlieb Steen & Hamilton LLP ("Cleary"), U.S. legal advisor to Parent, regarding the Potential Acquisition. On November 26, 2012, Parent discussed a Potential Acquisition with Citigroup Global Markets Inc. ("Citi") and, later that day, engaged Citi as its financial advisor in connection with the Potential Acquisition. On November 27, 2012, the Parent Board of Directors held a meeting and discussed the Potential Acquisition. On that date, the Parent Board of Directors authorized senior management of Parent to deliver a proposal to the Company for the Potential Acquisition.

        On November 28, 2012, at a regularly scheduled meeting of the Company Board of Directors, Mr. Christiansen advised the Company Board of Directors that Parent was making a proposal to acquire all of the outstanding Shares not already owned by the Danfoss Group for $49.00 per Share in cash. Mr. Christiansen then delivered the following letter to the Company Board of Directors, which confirmed this proposal and expressed a willingness and desire to engage in productive and friendly discussions with the Special Committee and its advisors and to ensure that a process would be followed that would result in a fair and mutually beneficial negotiated transaction. Mr. Christiansen also informed the Company Board of Directors that Parent had no interest in selling all or any part of its stake in the Company.

      "November 28, 2012

  Board of Directors
  Sauer-Danfoss Inc.
  2800 East 13th Street
  Ames, Iowa

        Dear Members of the Board:

        I am writing to confirm the exciting new proposal that we described at today's meeting of the Board of Directors. Danfoss proposes to acquire all the remaining shares of Sauer-Danfoss it does not currently own at a price of $49.00 per share in cash. We believe this proposal represents a very attractive premium to the Sauer-Danfoss stockholders and full and fair value for the company. The proposal represents a premium of 24% over the closing price of the Sauer-Danfoss shares on November 27, 2012. The proposed transaction would not be conditioned on Danfoss obtaining financing.

        We understand that Sauer-Danfoss and its Board of Directors will want to establish a special committee comprised of independent directors to consider this proposal. We expect that the special committee will want to retain its own legal and financial advisors. We want to stress our willingness and desire to engage in productive and friendly discussions with the special committee and its advisors and to ensure that a process is followed that will result in a fair and mutually beneficial negotiated transaction. We are hopeful that discussions can begin promptly and lead to the announcement of a friendly, negotiated transaction by year end. We would anticipate that we would be in a position to commence a tender offer for the remaining Sauer-Danfoss shares promptly following those discussions, unless a different timeline or structure is agreed with the special committee. We will dedicate the resources necessary to meet this timeline and are open to any suggestions the special committee may have with respect to timing and structure.

        Danfoss has no interest in selling all or any part of its stake in Sauer-Danfoss. Accordingly, we believe this proposal presents a unique opportunity to deliver immediate liquidity and significant value to Sauer-Danfoss' stockholders that will be welcomed by your stockholders.

        We believe a more formal combination of our respective businesses would present significant opportunities for our respective managements and employees, as well as for our mutual customers and the communities in which we operate. We wish to point out that we have been extremely pleased with the spirit of cooperation and mutual good faith that has existed over the years between the Board of Directors and management of Sauer-Danfoss and representatives of Danfoss. We look forward to continuing this relationship in the future.

        As you will appreciate, we must make public promptly the fact that we have made this proposal to the Board and we intend to issue a press release and file an amendment to our Schedule 13D filing in order to accomplish this. While there are obvious limits on what we can or should discuss, you should all feel free to contact me at any time if you wish to discuss this proposal or the process forward.

        With best personal regards,

  Niels B. Christiansen
  CEO and President
  Danfoss A/S"

        Later on November 28, 2012, Parent and the Purchaser made filings with the SEC announcing the proposal to the Company Board of Directors to acquire the Shares of the Company that the Danfoss Group did not already own at a price of $49.00 per Share in cash.

        In the evening of November 28, 2012, the Company issued a press release acknowledging receipt of Parent's proposal and announcing that the Company Board of Directors had formed the Special Committee to consider Parent's proposal. The press release also advised the Company's stockholders not to take any action with respect to Parent's proposal until they had been advised of the Company's position.

        On November 29, 2012, following receipt of Parent's proposal, the Company, with Parent's knowledge and consent, suspended Parent's access to the Company's internal financial reporting systems.

        Following the announcement of Parent's proposal and from time to time thereafter until the commencement of the Offer, representatives of Parent and Citi received inquiries from certain minority stockholders of the Company with respect to Parent's proposal and the Offer and, at the request of Parent, representatives of Citi held discussions with certain of these minority stockholders. During these discussions the minority stockholders expressed their views on various matters relating to Parent's proposal and the Offer. No material non-public information was provided to the stockholders during these discussions.

        On December 19, 2012, the Company issued a press release announcing that it had retained Lazard Frères & Co. LLC ("Lazard") as the Special Committee's independent financial advisor and Kirkland & Ellis LLP ("Kirkland & Ellis") as its independent legal counsel. The press release also announced that neither the Special Committee nor the Company Board of Directors had made any decisions with respect to Parent's proposal.

        On December 21, 2012, representatives of Citi, Lazard, Cleary and Kirkland & Ellis discussed the Special Committee's timetable for evaluating Parent's proposal and the preparation of internal financial forecasts by the Company's management. During these discussions, representatives of Lazard and Kirkland & Ellis reported that the Company's internal financial forecasts would not be available until the end of January 2013, after which the Special Committee would consider the internal forecasts and various other matters with its advisors, and only then would the Special Committee be in a position to respond to Parent's proposal.

        During January 2013, representatives of Citi, Lazard, Cleary and Kirkland & Ellis discussed on several occasions the status of the Company's preparation of internal financial forecasts and the Special Committee's review of these forecasts together with its advisors, as well as the status of the Special Committee's response to Parent's proposal.

        On January 23, 2013, in response to a request from the Chairman of Parent, the Chairman of the Special Committee notified the Chairman of Parent that the Special Committee anticipated responding to Parent's proposal in the next several days.

        On January 29, 2013, Kirkland & Ellis delivered the Company's internal financial forecasts, dated as of January 11, 2013 (the "Forecast"), to Citi and Cleary, which Citi then delivered to Parent. The Forecast was prepared by management of the Company solely for purposes of discussions with the Special Committee and Parent and not in the ordinary course or with a view to public disclosure.

        On February 1, 2013, representatives of Parent, Citi and Cleary met telephonically to discuss the Forecast. Later on February 1, 2013, representatives of Cleary and Kirkland & Ellis discussed the process that might be followed in connection with potential negotiations of a transaction. On February 2, 2013, representatives of Citi and Lazard also discussed the process that might be followed in connection with potential negotiations of a transaction.

        In the morning of February 4, 2013, representatives of Citi, Cleary and Parent met telephonically with representatives of Lazard, Kirkland & Ellis and certain members of the Company's management team to discuss the Forecast. Citi asked representatives of the Company various questions regarding the Forecast, including as to, among other items, the assumptions utilized in preparing the Forecast (and the later years of the Forecast in particular), the assumptions regarding growth and margins of the business in its various geographies (particularly China), the level of capital expenditures and expenses reflected in the Forecast and the Forecast's treatment of minority interests. Based on these discussions and Parent's review of the Forecast, Parent instructed Citi to assist in the preparation of an adjusted forecast (the "Adjusted Forecast") that is described more fully under "Special Factors—Section 6—Certain Company Financial Projections."

        Later on February 4, 2013, Lazard notified Citi that, after considering the Forecast and certain other items, it was the Special Committee's view that a sale of the entire Company to a third party could result in the greatest value to all stockholders of the Company, including Parent, and inquired whether Parent, despite its November 28, 2012 public statement that it was not interested in selling the Company, would be willing to participate in such a sale. Lazard also relayed to Citi the Special Committee's positions as to further discussions of a potential transaction with Parent. Later on February 4, 2013, representatives of Cleary and Kirkland & Ellis also discussed the same topic.

        On February 5, 2013, representatives of Parent, Citi and Cleary discussed the positions relayed on behalf of the Special Committee of the previous day. At the direction of Parent, Cleary reconfirmed to Kirkland & Ellis that Parent was not interested in selling all or any part of its stake in the Company and desired to proceed with a potential transaction along the lines proposed in its letter of November 28, 2012. Later on February 5, 2013, as directed by Parent, Citi also confirmed Parent's intentions with respect to its stake in the Company to Lazard.

        On February 6, 2013, Lazard informed Citi that the Special Committee was prepared to recommend a transaction to the minority stockholders of the Company at an offer price of $61.00 per Share in cash.

        On February 7, 2013, representatives of Parent, Citi and Cleary discussed the Special Committee counterproposal of $61.00 per Share and, later on February 7, 2013, Citi conveyed to Lazard Parent's counterproposal of $54.00 per Share in cash.

        On February 11, 2013, Citi presented its preliminary financial analyses regarding the Company to Parent.

        Later on February 11, 2013, representatives of Citi and Lazard discussed Parent's counterproposal and their respective views as to the Forecast and the valuation of the Company. Lazard indicated to Citi that the Special Committee was not prepared to recommend a transaction to the minority stockholders of the Company at $54.00 per Share and would not be making a counterproposal to Parent's most recent proposal because, among other reasons, the Shares were trading at a price higher than that amount.

        On February 12, 2013, Lazard sent the Company's preliminary financial results for January 2013 calculated by Company management to Citi, which Citi sent to Parent and Cleary.

        On February 13, 2013, representatives of Parent, Citi and Cleary discussed Citi's recent discussions with certain minority stockholders of the Company, the Citi and Lazard discussion of February 11, 2013 and the Company's preliminary financial results for January 2013. Citi did not provide any material non-public information to the stockholders during these discussions. Later on February 13, 2013, Citi conveyed to Lazard Parent's revised counterproposal of $56.50 per Share in cash.

        On February 15, 2013, Lazard conveyed to Citi the Special Committee's counterproposal of $59.50 per Share in cash.

        On February 16, 2013, representatives of Parent and Citi discussed the Special Committee counterproposal.

        On February 18, 2013, Citi conveyed to Lazard Parent's counterproposal of $57.50 per Share in cash.

        On February 19, 2013, Cleary, at the direction of Parent, delivered to representatives of the Company and the Special Committee a formal request for a list of the Company's registered stockholders, a list of the non-objecting beneficial owners of the Shares and certain other stockholder information. The Company's transfer agent delivered the registered stockholder list to the Information Agent on February 22, 2013 and the Company has subsequently provided additional stockholder information to Parent and/or the Information Agent from time to time.

        On February 20, 2013, Lazard conveyed the Special Committee's "best and final" proposal of $58.50 per Share to Citi. Later on February 20, 2013, Cleary, at the direction of Parent, delivered a draft merger agreement to Kirkland & Ellis. The initial draft of the merger agreement proposed a two-step transaction, consisting of a tender offer followed by a merger, and provided for a "top-up option." The initial draft of the merger agreement did not contain a "majority of the minority" condition, and would have permitted Parent to consummate the Offer if sufficient Shares were tendered such that Parent would, together with the Shares already owned by the Danfoss Group, own at least 80% of the issued and outstanding Shares following consummation of the Offer.

        On February 21, 2013, representatives of Parent, Citi and Cleary discussed the Special Committee's best and final proposal of $58.50 per Share. Later on February 21, 2013, Citi notified Lazard that Parent was prepared to proceed with discussions regarding a possible transaction in which Parent would acquire the Shares not already owned by the Danfoss Group for $58.50 per Share.

        Later on February 21, 2013, Kirkland & Ellis conveyed to Cleary the Special Committee's position that it was not prepared to proceed further with discussions unless Parent agreed to include a "majority of the minority" condition in its proposal.

        On February 22, 2013, after discussions with Parent and Citi, Cleary advised Kirkland & Ellis that Parent was prepared to include such a condition.

        On February 25, 2013, representatives of Citi and Lazard discussed the timetable for negotiating the terms of the draft merger agreement and announcing a potential transaction.

        On February 26, 2013, Kirkland & Ellis sent a revised draft of the merger agreement to Cleary. As representatives of Cleary and Kirkland & Ellis had previously discussed, the revised draft of the merger agreement included a "majority of the minority" condition (i.e., the Minimum Tender Condition).

        During the period between February 26 and March 1, 2013, Cleary and Kirkland & Ellis exchanged drafts of the merger agreement and held a series of conference calls to negotiate the terms of the merger agreement. Also during this period, representatives of Parent, Citi and Cleary met telephonically on several occasions to discuss the terms of the various drafts of the merger agreement.

        On February 28, 2013, the Board of Directors of Parent held a meeting at which it approved the proposed transaction at a price of $58.50 per Share in cash and the execution of the Merger Agreement.

        At approximately 6:00 a.m. (New York time) on March 1, 2013, the Merger Agreement was executed.

        At approximately 7:45 a.m. (New York time) on March 1, 2013, Parent and the Company issued a joint press release announcing the transaction.

2.  Purpose of and Reasons for the Offer; Plans for the Company.

        Purpose of and Reasons for the Offer.    The purpose of the Offer is for Parent, through the Purchaser, to acquire as many of the Shares not already owned by the Danfoss Group as possible as a first step in acquiring the entire remaining equity interest in the Company and taking the Company private.

        The second step in the transaction is the Merger. If the Offer is completed, Parent will, in accordance with the terms of the Merger Agreement, cause the Merger to be consummated, in which all remaining stockholders of the Company (other than Parent, the Company and their respective wholly owned subsidiaries and stockholders properly perfecting their appraisal rights) will, without the need for further action by any such stockholder, receive the same price per Share as was paid in the Offer, without interest, and less any required withholding taxes. Upon completion of the Merger, Parent would own 100% of the Shares.

        In our view, 100% ownership of the Company would allow us to improve operational efficiency, while at the same time enhancing the combined organization's ability to produce products to meet market demand, as well as enhancing the Company's balance sheet. We also expect there to be modest procurement and organization synergies that would result from such a combination.

        Parent determined to enter into the Merger Agreement and pursue the Offer over other possible strategic alternatives involving the Company in light of Parent's belief that the Company's operations and business represent an important strategic fit within Parent's overall corporate group and the importance of Parent's stake in the Company to Parent. Accordingly, Parent's consideration of the circumstances affecting the Company and their implications for the Company's prospects caused Parent to conclude that it was appropriate for Parent to pursue the Offer at this time. The determination to proceed with the acquisition of the Shares not already owned by the Danfoss Group at this time would also afford the Company's unaffiliated stockholders the ability to dispose of their Shares at a significant premium over market prices prior to the time that Parent publicly announced its intention to acquire the remaining Shares that are not currently owned by the Danfoss Group.

        In our opinion, there would be a number of benefits to the Danfoss Group and to the Company that would follow from the Company becoming 100% owned by Parent. These benefits include the following:

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  As a privately held company, the Company will have greater flexibility to operate with a view to the long-term without focusing on short-term operating earnings and the associated implications to public stockholders.

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  If the Company becomes a wholly owned subsidiary of Parent, it will have greater access to Parent's financial and other resources. The Danfoss Group has greater capacity for financing and is able to obtain financing on better terms than the Company alone. Greater access to financing would enhance the ability of the Company to take advantage of growth opportunities when they arise. Given the increasing importance of scale in the industry, we believe that the enhanced ability of the Company to pursue opportunities for growth that would result from being a wholly owned member of the Danfoss Group would put the Company in a stronger position going forward than it is in currently.

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  By becoming a wholly owned subsidiary of Parent, the Company no longer will be subject to the potential conflicts of interest that currently can affect its dealings with Parent, thereby freeing the Company from the complications and uncertainties that may be caused by those potential conflicts.

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  By ceasing to be a public company, the Company will benefit from the elimination of the additional burdens on its management, as well as the expense, associated with being a public company, including the burdens of preparing periodic reports, maintaining required controls under U.S. federal securities laws and the costs of maintaining investor relations staff and resources.

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  If the Company becomes a wholly owned subsidiary of Parent, the companies together will be able to realize cost savings and improve operational efficiencies by eliminating duplication, reducing complexity and increasing scale. The companies together will be able to more effectively share knowledge, expertise, capabilities, technologies and assets, which over time should enhance innovation, flexibility and the combined organization's ability to exploit opportunities as they arise.

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  The other factors described under "Special Factors—Section 4—Our Position Regarding Fairness of the Transaction" as well as the presentation prepared by Citi described under "Special Factors—Section 5—Summary of Citi Presentation."

        In structuring the transaction as a tender offer followed by a merger, we considered, among other things, the following:

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  A cash tender offer followed by a short-form merger is a transaction structure that is commonly used to effect an acquisition of the minority interests in a publicly traded company by a significant stockholder, and the Special Committee agreed to the proposed structure.

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  The minority stockholders of the Company would likely receive the consideration in payment for their Shares sooner in a tender offer than if Parent proposed a one-step merger transaction.

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  The Offer does not compel any stockholder to sell its Shares, and the Offer and the Merger will not be effected unless the Minimum Tender Condition is satisfied.

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  Stockholders who do not tender their Shares pursuant to the Offer and who do not vote in favor of, or consent in writing to, the Merger and who comply with Section 262 of the DGCL will have the right to demand appraisal of their Shares. See "Special Factors—Section 10—Dissenters' Appraisal Rights; Rule 13e-3."

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  For a controlling stockholder such as Parent that is seeking to acquire shares, whether directly or through a subsidiary such as the Purchaser, from a large number of public stockholders, open-market or privately-negotiated purchases would be less efficient, more complex and more time consuming than a tender offer.

        Parent was aware of and considered the interests that certain executive officers and directors of Parent may have with respect to the Offer due to their interests as stockholders and otherwise, as described in "Special Factors—Section 13—Interests of Certain Persons in the Offer."

        The foregoing discussion summarizes the material factors considered by Parent in its consideration of the Offer and the Merger. In view of the wide variety of factors considered by Parent, the amount of information considered and the complexity of these matters, Parent did not find it practicable to, and did not attempt to, rank, quantify, make specific assignments of, or otherwise assign relative weights to the specific factors considered in reaching its determination. Parent considered these factors as a whole, and in their totality considered them to be favorable to, and support, its determination.

        Plans for the Company.    If the Offer and the Merger are consummated we may reevaluate the corporate structure and strategic initiatives of the Company, or certain elements thereof, such as the role of the Company Board of Directors. Also, if the Offer is for any reason not consummated, or is consummated but the Merger does not take place, we may reevaluate our plans for the Company. See also "Special Factors—Section 7—Effects of the Offer and the Merger."

        The employees of the Company are a crucial asset to the business and operations of the Company and we expect to work closely with the Company's management to retain the Company's workforce and to attract new, talented employees. We have high respect for the Company's management and employees and the Offer does not change our plans for how we currently intend to integrate and run the combined operations of the Company. If we acquire the entire remaining equity interest in the Company, we currently expect to operate the Company out of its existing facilities. We do not at this time have any plans with respect to initiating any consolidations or reduction in operations or employee headcount, although we may be required at any time in the future to make consolidations or reductions based on economic or other considerations. Any such decisions would be made based on, among other factors, the business requirements of the Company and will not be conditioned on the completion of the Offer, the Merger or any other transaction.

        Quarterly dividends are subject to approval of the Company Board of Directors. The Company did not pay quarterly dividends to stockholders in 2011. In 2012, the Company paid quarterly dividends to stockholders totaling $50.9 million. On March 1, 2013, the Company Board of Directors declared a first quarter dividend of $0.35 per Share. The dividend will be paid on March 29, 2013 to stockholders of record at the close of business on March 15, 2013 (the "First Quarter 2013 Dividend"). The Offer will not affect the payment of the First Quarter 2013 Dividend. Following the consummation of the Offer and the Merger, we may, and reserve the right to, change the Company's dividend policy, including causing the Company to pay a special or extraordinary dividend, subject to applicable law, that exceeds the amount of any quarterly dividend that the Company has previously paid.

        Beginning in December 2008, Parent has provided financial support to the Company in the form of loans, most recently by agreeing to lend up to approximately $500 million to the Company under the Amended and Restated Credit Agreement entered into in September 2010, as amended, which was subsequently reduced at the request of the Company to a commitment to lend approximately $178 million, as further described in "Special Factors—Section 1—Background." The balance under the Amended and Restated Credit Agreement at December 31, 2012 was approximately €29 million in

Euro-denominated loans (approximately $38 million) and approximately $140 million in U.S. dollar-denominated loans, which accrue interest at an annual rate of 8.25% and 8.00%, respectively. Parent has provided this financial support to the Company because the Company has not been able to access the credit and debt capital markets on terms acceptable to management, the Company Board of Directors or the Company's audit committee. Parent has no reason to believe that the terms on which the Company may access the credit and debt capital markets will change in the near term. Among other things, continuing to provide this financing reduces Parent's own liquidity, constrains Parent's ability to obtain further financing for its own purposes, may adversely impact Parent's credit rating and may adversely impact its ability to obtain further financing or to use funds available to the Company to otherwise develop its business and fund its operations. Following successful consummation of the Offer and the Merger, Parent believes that the Company could more easily obtain third party financing on acceptable terms, which would allow more efficient and effective use of Parent's financing resources. In addition, Parent would have more flexibility to restructure the Company including providing an extended maturity of the Amended and Restated Credit Agreement and possibly recapitalizing the Company, which could include converting all or a portion of the outstanding loans under the New Credit Agreement into equity securities of the Company.

        We expect to continue to review the Company's assets, debt obligations, corporate and board structure, capitalization, operations, properties, policies, management and personnel to consider and determine what other changes, if any, would be appropriate or desirable. We expressly reserve the right to make any changes that we deem necessary, appropriate or convenient in light of our review or future developments.

        Except as otherwise described in this Offer to Purchase, we have no current plans or proposals or negotiations that relate to or would result in: (i) an extraordinary corporate transaction, such as a merger, reorganization, consolidation or liquidation involving the Company or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) a material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (iv) any change in the present Company Board of Directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Company Board of Directors or to change any material term of the employment contract of any executive officer; or (v) any other material change in the Company's corporate structure or business. For information regarding our plans if the Offer is not consummated, see "Special Factors—Section 8—Conduct of the Company's Business if the Offer Is Not Consummated." Parent currently intends to retain the Shares acquired pursuant to the Offer and the Merger.

3.  The Recommendation by the Special Committee and the Company Board of Directors.

        The Special Committee has unanimously adopted resolutions: (i) approving the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (ii) determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, substantively and procedurally fair to and in the best interests of the unaffiliated stockholders of the Company; and (iii) recommending that the Company Board of Directors adopt resolutions (a) determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, are advisable, substantively and procedurally fair to and in the best interests of the unaffiliated stockholders of the Company, (b) recommending that the holders of the Shares (other than the Danfoss Group) accept the Offer and tender their Shares pursuant to the Offer; and (c) recommending that the holders of Shares (other than the Danfoss Group) adopt the Merger Agreement.

        The Company Board of Directors, based on the unanimous recommendation of the Special Committee, has unanimously (other than directors nominated to the Company Board of Directors by Parent, each of who abstained) adopted resolutions: (i) approving the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (ii) determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, substantively and procedurally fair to and in the best interests of the unaffiliated stockholders of the Company; (iii) recommending that the holders of the Shares (other than the Danfoss Group) accept the Offer and tender their Shares pursuant to the Offer; and (iv) recommending that the holders of Shares (other than the Danfoss Group) adopt the Merger Agreement. A more complete description of the Special Committee's and the Company Board of Directors' reasons for approving the Offer and the Merger is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to the stockholders of the Company concurrently with this Offer to Purchase.

4.  Our Position Regarding Fairness of the Transaction.

        The rules of the SEC require us to express our belief to stockholders of the Company who are unaffiliated with the Danfoss Group as to the fairness of the transaction.

        We believe that the transaction is substantively fair to the unaffiliated stockholders of the Company based on the factors described below. We base our belief on the following factors, each of which, in our judgment, supports our view as to the fairness of the transaction:

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  The Offer Price represents a premium of approximately 48.6% over the closing price of the Shares on November 27, 2012, the last full trading day prior to the date on which we publicly announced our proposal to acquire the remaining Shares that are not currently owned by the Danfoss Group.

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  The Offer Price represents a premium of approximately 59.0% over the cash-adjusted closing price of the Shares on November 27, 2012, the last full trading day prior to the date on which we publicly announced our proposal to acquire the remaining Shares that are not currently owned by the Danfoss Group. To calculate the cash-adjusted closing price, we assumed that $100 million is the normalized level of cash necessary for the Company to conduct its business.

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  The Offer Price represents a premium of approximately 5.3% over the highest closing price of the Shares for the 52-week period prior to the date on which we publicly announced our proposal to acquire the remaining Shares that are not currently owned by the Danfoss Group.

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  The discussions between the Special Committee and its advisors and us and our advisors resulted in an increase of approximately 19.4% over the initial proposed offering price of $49.00 per Share.

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  Stockholders of record as of March 15, 2013 will receive the First Quarter 2013 Dividend, which will be paid on March 29, 2013.

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  If the Company did not pursue a transaction with Parent, Parent expected that the market price of Shares would, in the near or short term, decline to or near the trading levels prior to the November 28, 2012 proposal.

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  The Special Committee has received from its financial advisor an opinion to the effect that, as of the date of the opinion and subject to the qualifications, considerations, assumptions and limitations set forth therein, the consideration to be received by holders of Shares (other than the Danfoss Group and the holders of Shares as to which dissenter's rights have been perfected) in the Offer and the Merger is fair, from a financial point of view, to such holders of Shares.

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  The Offer Price reflects the fact that Parent already owns a majority of the outstanding Shares and, accordingly, the Offer and the Merger do not involve a change of control. As a result, the Offer Price should not be expected to, and does not, reflect a control premium.

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  The analyses contained in the presentation provided by Citi to Parent as described below. The Citi presentation does not constitute a recommendation as to whether any holder of Shares should tender their Shares pursuant to the Offer or vote their Shares in favor of the Merger. Citi was not asked to and has not delivered a fairness opinion to the Parent Board of Directors in connection with the Offer. A summary of the Citi presentation, which does not express an opinion with respect to the fairness of the Offer Price to any person (including Parent and the unaffiliated stockholders of the Company), is set forth in this Offer to Purchase under "Special Factors—Section 5—Summary of Citi Presentation."

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  Neither the Offer nor the Merger is subject to any financing condition.

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  The consideration to be paid in the Offer and the Merger is all cash, which provides certainty of value to the Company's unaffiliated stockholders and provides them with the ability to invest the proceeds as they choose.

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  The Offer and the Merger will provide additional liquidity for the Company's unaffiliated stockholders because they provide an alternative means whereby Shares may be sold that did not exist prior to the commencement of the Offer and also provide the Company's unaffiliated stockholders with the opportunity to sell their Shares at the Offer Price without incurring all of the transaction costs typically associated with market sales.

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  The belief that no alternative bidder would be likely be able to consummate an acquisition of the Company due to Parent's position that it is unwilling to sell its Shares, which Shares represent a controlling interest, in connection with any transaction that might involve the acquisition of the Company.

        In addition, we believe that the transaction is procedurally fair to the unaffiliated stockholders of the Company, based on the following factors:

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  Each of the Company's unaffiliated stockholders will be able to decide voluntarily whether or not to tender Shares pursuant to the Offer and, if the Offer and the Merger are completed and any such stockholder has elected not to tender, the stockholder will be entitled to receive the same type and amount of consideration in the Merger that the stockholder would have received in the Offer.

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  The Offer is conditioned upon the tender of a majority of the issued and outstanding Shares, excluding Shares owned by (a) the Danfoss Group and their affiliates (including Bitten & Mads Clausens Fond, the controlling stockholder of Parent, but excluding the Company and its subsidiaries), (b) the officers and directors of any member of the Danfoss Group or its affiliates (other than the Company and its subsidiaries), and (c) the officers and directors of the Company.

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  The Minimum Tender Condition is not waivable.

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  No fee is payable to us if the Merger Agreement is terminated, including if the Minimum Tender Condition is not satisfied.

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  We believe that the Minimum Tender Condition provides meaningful procedural protections for the Company's unaffiliated stockholders.

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  The Company Board of Directors, based on the unanimous recommendation of the Special Committee, has recommended that the holders of the Shares (other than the Danfoss Group) accept the Offer and tender their Shares pursuant to the Offer and adopt the Merger Agreement.

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  The Special Committee was granted the exclusive power and authority to, among other things, (i) review, evaluate, investigate and discuss Parent's November 28, 2012 proposal, any alternative offers or proposals and other strategic alternatives, (ii) determined whether Parent's November 28, 2012 proposal, any alternative offers or proposals or other strategic alternatives were appropriate and desirable for the Company and its stockholders, (iii) negotiate the terms and conditions of Parent's November 28, 2012 proposal, any alternative offers or proposals or other strategic alternatives, and (iv) determine whether to recommend to the full Company Board of Directors the approval of Parent's November 28, 2012 proposal, any alternative offers or proposals or other strategic alternatives.

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  Parent did not participate in and did not have any influence on the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee.

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  In connection with its taking the foregoing actions, the Special Committee was advised by its own advisors, including Kirkland & Ellis, its independent legal counsel, and Lazard, its independent financial advisor.

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  The Merger Agreement allows the Special Committee or the Company Board of Directors to withdraw or change its recommendation of the Offer or the Merger in certain circumstances.

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  The Merger Agreement requires Parent to take all actions necessary to remove or avoid any regulatory impediments to the transaction.

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  The Company's unaffiliated stockholders will have sufficient time to make a decision whether or not to tender.

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  The Offer will remain open for a minimum of 20 business days.

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  If we amend the Offer to include any material additional information, we will, if necessary to allow adequate dissemination and investor response, extend the Offer for a sufficient period to allow stockholders to consider the additional information.

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  If the Offer is completed, we will consummate the Merger in accordance with the Merger Agreement, in which all the remaining unaffiliated stockholders of the Company will receive the same price per Share as was paid in the Offer, without interest, less any required withholding taxes.

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  If the Merger is completed, stockholders who do not tender their Shares pursuant to the Offer and who do not vote in favor of, or consent in writing to, the Merger and who comply with Section 262 of the DGCL will have the right to demand appraisal of their Shares.

        We also considered the following factors, each of which we considered negative in our considerations concerning the fairness of the terms of the transaction:

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  Any unaffiliated stockholder of the Company who tenders its Shares pursuant to the Offer or has its Shares converted into cash in the Merger would cease to participate in the future earnings or growth, if any, of the Company or benefit from increases, if any, in the value of the Company.

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  With respect to the Offer Price, our financial interest in acquiring the Shares for the lowest price possible is in conflict with the financial interest of stockholders unaffiliated with the Danfoss Group in selling their Shares for the highest price possible. Accordingly, our financial interests are adverse to the financial interests of the unaffiliated stockholders. In addition, as described under "Special Factors—Section 13—Interests of Certain Persons in the Offer," certain officers and directors of the Company may have actual or potential conflicts of interest in connection with the Offer and the Merger.

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  The Shares have in the past traded at levels that exceed the Offer Price. The Shares reached an all time high closing price of $60.25 per share on May 5, 2011, and an all time low closing price of $2.41 per share on April 1, 2009. This trading price history suggests that certain of the Company's stockholders may have acquired their Shares at prices higher than the current trading levels.

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  The exchange of Shares in the Offer or the Merger is generally taxable to the selling U.S. stockholders. See "The Offer—Section 5—Certain U.S. Federal Income Tax Considerations."

        Parent's consideration of the factors described above reflects its assessment of the fairness of the Offer Price payable in the Offer and the Merger to the Company's unaffiliated stockholders in relation to the going concern value of the Company on a stand-alone basis. Parent implicitly considered the value of the Company in a sale as a going concern by taking into account the Company's current and anticipated business, financial condition, results and operations, prospects and other forward-looking matters. Parent did not, however, explicitly calculate a stand-alone going concern value of the Company because Parent believes that going concern value is not an appropriate method of determining the value of the Shares for purposes of the Offer and the Merger. In light of the fact that Parent has, and will continue to have, control of the Company, and that Parent remains unwilling to sell its Shares, Parent does not believe that it would be appropriate for the Shares held by unaffiliated stockholders to be valued on a basis that includes a control premium.

        In reaching our conclusion as to fairness, we did not consider the liquidation value or net book value of the Company. The liquidation value was not considered because the Company is a viable going concern and we have no plans to liquidate the Company. Therefore, we believe that the liquidation value of the Company is irrelevant to a determination as to whether the Offer is fair to unaffiliated stockholders of the Company. Further, we did not consider net book value, which is an accounting concept, as a factor because we believe that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company's net book value per Share as of December 31, 2012, calculated by dividing stockholders' equity by the number of Shares outstanding at February 25, 2013, was $14.38 per Share, which is significantly less than the Offer Price.

        While Parent considered the trading history of the Shares, and noted that in certain instances it reflected prices above the Offer Price, Parent concluded that these factors were not conclusive in determining current value. In Parent's judgment, the prices paid in the past for Shares are not indicative of the value of the Shares as of the date of this Offer in light of the Company's current business operations and future prospects.

        Other than our 2010 Offer, we are not aware of any firm offers made by any third party to acquire the Company during the past two years and, in any event, the Danfoss Group has no intention of selling the Shares it owns. Third-party offers were not considered in reaching our conclusion as to fairness.

        The foregoing discussion summarizes the material factors considered by Parent in its consideration of the Offer and the Merger. In view of the wide variety of factors considered by Parent, the amount of information considered and the complexity of these matters, Parent did not find it practicable to, and did not attempt to, rank, quantify, make specific assignments of, or otherwise assign relative weights to the specific factors considered in reaching its determination. Parent considered these factors as a whole, and in their totality considered them to be favorable to, and support, its determination. Parent's view as to the fairness of the transaction to stockholders of the Company should not be construed as a recommendation to any stockholder as to whether that stockholder should tender pursuant to the Offer or vote its Shares in favor of the Merger.

5.  Summary of Citi Presentation.

        Parent engaged Citi in November 2012 as its financial advisor in connection with Parent's consideration of the Potential Acquisition. In selecting Citi as its financial advisor, Parent considered primarily Citi's qualifications and knowledge of the business affairs of the Company and the hydraulics and specialized equipment industry generally, as well as its reputation as an internationally recognized investment banking firm with substantial experience in transactions similar to the Offer and the Merger. At the request of Parent, Citi prepared and presented to certain members of senior management of Parent on February 11, 2013 a presentation (the "Presentation"). Citi was not asked to deliver and has not delivered an opinion to Parent, the Special Committee or the Company Board of Directors as to the fairness, from a financial point of view or otherwise, of the consideration to be paid or received, as the case may be, in connection with the Offer and the Merger. Citi did not prepare the Presentation for the benefit of any party (including any of the Company's unaffiliated stockholders, the Special Committee or the Company Board of Directors) other than Parent. Citi did not determine or recommend the consideration of $58.50 per share to be paid in the Offer and the Merger, which was determined by negotiation between Parent and the Special Committee and approved by the Company Board of Directors. The Presentation does not constitute a recommendation, and was not prepared to support a recommendation, to the Company's unaffiliated stockholders with respect to any particular offer price for the shares not held by Parent or at all. Citi also did not prepare the Presentation to support a determination that the Offer Price is fair, from a financial point of view or otherwise, to any of Parent, Parent's stockholders or the Company's unaffiliated stockholders.

        THE FULL TEXT OF THE PRESENTATION OF CITI HAS BEEN FILED AS AN EXHIBIT TO ITEM 16 TO THE SCHEDULE 13E-3 FILED WITH THE SEC IN CONNECTION WITH THE OFFER AND IS INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PRESENTATION MAY BE OBTAINED FROM THE SEC IN THE MANNER DESCRIBED IN "THE OFFER—SECTION 8—CERTAIN INFORMATION CONCERNING THE COMPANY—ADDITIONAL INFORMATION." YOU ARE URGED TO, AND SHOULD, READ THE PRESENTATION IN ITS ENTIRETY. THE PRESENTATION DOES NOT CONSTITUTE A RECOMMENDATION AS TO WHETHER ANY STOCKHOLDER SHOULD TENDER ITS SHARES IN THE OFFER OR AS TO HOW SUCH STOCKHOLDER SHOULD ACT IN CONNECTION WITH THE TRANSACTION.

        In providing financial advice and preparing the Presentation, Citi, among other things:

  •
  reviewed certain publicly available business and financial information concerning the Company and the industry in which the Company operates;

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  reviewed the Company's quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2011, June 30, 2011, September 30, 2011, March 31, 2012, June 30, 2012 and September 30, 2012 and the Company's annual reports on Form 10-K for the fiscal years ended December 31, 2010 and December 31, 2011;

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  compared the proposed financial terms of the transaction with the publicly available financial terms of certain transactions Citi deemed relevant;

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  compared the financial and operating performance of the Company, including sales growth, revenue mix, margins of earnings before interest and taxes (referred to as EBIT) and capital intensity, with publicly available information concerning certain other companies Citi deemed relevant;

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  reviewed the Forecast and the Adjusted Forecast;

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  performed a discounted cash flow analysis with respect to the Company; and

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  performed such other financial studies and analyses and considered such other information as Citi deemed appropriate during the course of providing financial advice and preparing the Presentation.

        The following is a summary of the material financial analyses presented by Citi to Parent senior management on February 11, 2013. This summary does not purport to be, and is not, a complete description of the financial analyses or data undertaken, performed or presented by Citi.

  Historical Share Price Analysis

        Citi reviewed the share price performance of the Company during various periods ending on November 27, 2012 (the last trading day prior to the announcement of Parent's initial proposal to acquire the Shares). Citi noted that the range of low and high intraday trading prices of the Company common stock during the prior 52-week period was $33.16 to $56.10. The low and high intraday trading prices of the Company were observed on June 5, 2012 and February 21, 2012, respectively.

  Comparable Publicly Traded Companies Analysis

        Citi performed a comparable company analysis, which is an analysis designed to provide an implied value of a company by comparing it to similar companies. Citi compared certain financial information of the Company with publicly available information for selected peer group companies which Citi judged to be analogous to the Company, based on, among other things, lines of business and markets, growth prospects, size and scale of business. The selected peer group companies operate in, or are exposed to, businesses similar to those of the Company, namely businesses in the hydraulics, niche specialized hydraulics, industrial original equipment manufacturer, and component manufacturer segments. No publicly traded company is identical to the Company, and Citi included publicly traded companies that, based on the professional judgment and experience of Citi, were most relevant to the Company for purposes of this analysis.

        Citi compared the Company to the following selected companies: Parker Hannifin Corporation, Sun Hydraulics Corporation, Eaton Corporation PLC, Komatsu Ltd., Caterpillar Inc. (adjusted by removing Caterpillar Financial Services), Nidec Corporation, Allison Transmission, Inc., Cummins Inc., Nabtesco Corporation, Bradken Limited, Twin Disc, Inc., KYB Corporation and Titan International, Inc.

        Citi reviewed multiples of firm value to publicly available estimates of earnings before interest, taxes, depreciation and amortization (referred to as EBITDA) for 2012 and 2013 for each of the comparable companies. Based on this review and Citi's experience and professional judgment, a representative range of multiples of firm value to estimated 2013 EBITDA for the comparable companies of 5.5x to 7.0x was applied to estimated 2013 EBITDA of the Company (adjusted to exclude $55 million of EBITDA assumed to be attributable to minority interest holders). This analysis indicated implied per share values for the Company within a range of $43.80 to $54.28. Citi also reviewed multiples of price per share as of February 10, 2013 to publicly available estimates of 2012 and 2013 earnings per share of each of the comparable companies. Based on this review and Citi's experience and professional judgment, a representative range of multiples of price to earnings per share for the comparable companies of 10.5x to 12.5x was applied to estimated 2013 net income of the Company. This analysis indicated implied per share values for the Company within a range of $38.16 to $45.43. In order to derive an implied per share equity value reference range for the Company, Citi then averaged the high and low values of these ranges and rounded the results to $0.25 increments. This analysis indicated an implied per share equity value reference range for the Company of $41.00 to $49.75.

        Citi noted in the Presentation that Parker Hannifin Corporation, a larger and more diversified comparable company, has historically traded at higher multiples of firm value to EBITDA and price to earnings per share than the Company, after adjusting for large and negative multiples and multiples affected by the 2009 Tender Offer.

  Discounted Cash Flow Analysis

        Citi conducted a discounted cash flow analysis of the Company, which is a method used to derive an implied total firm value and equity value of a business by calculating the "present value" of the estimated future unlevered after-tax free cash flows of the business. The term unlevered as used in this analysis means that no adjustment has been made for interest expenses. The present value is obtained by discounting both (i) the estimated unlevered after-tax free cash flows of the business over the period for which estimates are available, referred to as the estimate period, and (ii) a "terminal value" for the business as of the end of the estimate period, using a selected discount rate intended to reflect an estimate of the average cost of capital for the business.

        Citi performed this analysis using the Adjusted Forecast for 2013 through 2015. Citi calculated a terminal value by applying terminal multiples ranging from 6.0x to 7.0x to estimated calendar year 2015 EBITDA. Citi selected this range of multiples based on the long-term median trailing EBITDA multiple of the Company. Citi calculated the Company's discounted unlevered free cash flow value using discount rates ranging from 9.0% to 11.0% based on Citi's estimate of the Company's weighted average cost of capital. Citi calculated per share equity values by first determining a range of total firm values of the Company by adding the present values of the after-tax unlevered free cash flows and terminal values for each terminal multiple and discount rate combination, and dividing those amounts by the number of fully diluted shares of the Company as of January 1, 2013. This analysis indicated an implied per share equity value reference range for the Company, rounded to $0.25 increments, of $43.75 to $52.75.

        Citi also performed, for illustrative purposes only, a discounted cash flow analysis using the Forecast for 2013 through 2017. Citi calculated a terminal value by applying terminal multiples ranging from 6.0x to 7.0x, as described above, to the average of actual and estimated EBITDA for calendar years 2010 through 2017. Citi calculated the Company's discounted unlevered free cash flow value using discount rates ranging from 9.0% to 11.0% based on Citi's estimate of the Company's weighted average cost of capital. Citi calculated per share equity values by first determining a range of total firm values of the Company by adding the present values of the after-tax unlevered free cash flows and terminal values for each terminal multiple and discount rate combination, and dividing those amounts by the number of fully diluted shares of the Company as of January 1, 2013. This analysis indicated an implied per share equity value reference range for the Company, rounded to $0.25 increments, of $54.50 to $64.25.

  Premiums Paid in Precedent Minority Buy-In Transactions

        Citi reviewed 38 all cash minority buy-in transactions, with transaction values in excess of $100 million, involving the acquisition for cash of all outstanding shares of publicly traded U.S. target companies by a stockholder holding 51% or more of the equity ownership prior to the transaction and

100% of the equity ownership after the transaction which have been completed between January 1999 and January 2013. Citi considered such minority buy-in transactions during such period because, due to the infrequency of such transactions, using a shorter observation period would have resulted in a smaller sampling of such transactions. Citi noted that the median offer premium over the closing share price one day prior to the first announced offer made in the precedent transactions was 35.1%. Based on this review and Citi's experience and professional judgment, Citi applied a representative range of premiums of 25% to 45% to the share price for the Company of $39.38 on November 27, 2012 (the last trading day prior to the announcement of the Parent proposal to acquire the Shares). This analysis indicated an implied per share equity value reference range for the Company, rounded to $0.25 increments, of $49.25 to $57.00.

  General

        No company or transaction reviewed by Citi in the Presentation is identical to the Company or the proposed Offer or Merger, as the case may be. Accordingly, the values of such companies or transactions, as the case may be, should not be construed as illustrative of a value for the Company or the Shares.

        Citi's advice was necessarily based on economic, market and other conditions as in effect on, and the information made available to Citi as of, the date of the Presentation. In connection with its financial advisory services, including the Presentation, Citi relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to Citi or otherwise reviewed by Citi, and has not assumed any responsibility or liability therefor. With respect to the Forecast, Citi was advised by the management of the Company that they had been reasonably prepared on bases reflecting the best then currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. With respect to the Adjusted Forecast, Citi was advised by Parent that the adjustments to the Forecast reflected the best then currently available estimates and good faith judgments of Parent as to the future financial performance of the Company.

        Citi was not asked to make, and has not assumed responsibility for making, any independent evaluation of the Company, and did not verify and has not assumed any responsibility for making any independent verification of the information Citi reviewed. In addition, Citi did not conduct any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to Citi. Citi also assumed that there have been no material changes in the Company's condition, results of operations, business or prospects since the date of the most recent financial statements made available to Citi and Citi has no obligation to update, revise or reaffirm the Presentation. Citi based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry specific factors. The Forecast and the Adjusted Forecast used in or underlying Citi's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values or results may be higher or lower than those indicated in the Forecast, the Adjusted Forecast, or Citi's analyses. Accordingly, the financial forecasts used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Citi's view of the actual value of the Company. Moreover, Citi's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

        Citi and its affiliates comprise a full service securities firm and a commercial bank engaged in securities trading and brokerage activities, as well as providing investment banking, asset management, financing, and financial advisory services and other commercial and investment banking products and services to a wide range of corporations and individuals. In the ordinary course of their businesses, Citi and its affiliates may actively invest in or trade debt and equity securities or other financial instruments

(including derivatives, bank loans or other obligations) of the Company and its affiliates for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments. Parent has agreed to pay Citi as compensation for its services as financial advisor in connection with the Offer and the Merger an aggregate fee of $4.5 million, contingent upon the closing of the acquisition by Parent of more than 90% of the issued share capital of the Company, plus an additional fee of up to $2.0 million in such event, payable at the sole discretion of Parent. In addition, Parent has agreed to reimburse Citi for certain expenses incurred in connection with such services and to indemnify Citi and its affiliates and their respective officers, directors, agents and employees for certain liabilities arising out of its engagement. Citi and its affiliates in the past have provided, and in the future may provide, investment banking services to Parent and its affiliates that are unrelated to the Offer and the Merger, for which services Citi and such affiliates have received and expect to receive customary compensation. Citi has not provided any investment banking services to the Company in the past two years.

6.  Certain Company Financial Projections.

        In connection with Parent's November 28, 2012 proposal, the Special Committee requested that management of the Company prepare the Forecast. Following Parent's review of, and discussions with Citi and the Company's management regarding, the Forecast, Citi, at Parent's direction, prepared the Adjusted Forecast. The inclusion of the Forecast and the Adjusted Forecast in this Offer to Purchase should not be regarded as an admission or representation of the Company, Parent or the Purchaser, or an indication that the Company, Parent or the Purchaser or their respective affiliates or representatives considered, or now consider, the Forecast or the Adjusted Forecast to be a reliable prediction of actual future events or results, and such information should not be relied upon as such. None of the Company, Parent or the Purchaser nor any of their respective affiliates or representatives assumes any responsibility for the accuracy of the Forecast or the Adjusted Forecast or makes any representation to any stockholder regarding such information, and none of them intends to update or otherwise revise such information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these financial projections are shown to be in error.

        The Forecast and the Adjusted Forecast were not prepared with a view to public disclosure or complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. No accounting firm has examined, compiled or performed any procedures with respect to the Forecast or the Adjusted Forecast or expressed any opinion or any other form of assurance of such information or the likelihood that the Company may achieve the results contained in the Forecast or the Adjusted Forecast, and accordingly assumes no responsibility for them and disclaims any association with them. The ultimate achievability of the Forecast or the Adjusted Forecast is also subject to numerous risks and uncertainties including but not limited to the risks and uncertainties described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the "Company Form 10-K") and subsequent filings made with the SEC. The Company has made publicly available the Company's actual results of operations for the year ended December 31, 2012. You should review the Company Form 10-K to obtain this information. Readers of this Offer to Purchase are strongly cautioned not to place undue reliance on the Forecast or the Adjusted Forecast.

        The Forecast and the Adjusted Forecast summarized below reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to the Company's business. Many of these matters are beyond the control of the Company, Parent and the Purchaser and the continuing uncertainty surrounding general economic conditions and in the industry in which the Company operates and create significant uncertainty around these financial projections. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Because the Forecast and the Adjusted Forecast cover multiple years, such information by its nature becomes less reliable with each successive year. Such financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the Merger Agreement. There can be no assurance that the announcement of the Merger Agreement will not affect the Company's business. Further, the Forecast and the Adjusted Forecast do not take into account the effect of any failure of the Offer or the Merger to be consummated and should not be viewed as accurate or continuing in that context.

        In addition, the Forecast and the Adjusted Forecast included non-GAAP financial measures under SEC rules, including "EBITDA," which the Company defines for purposes of the Forecast and the Adjusted Forecast as net income plus net interest expense, income tax expense, depreciation and amortization, restructuring, other income and noncontrolling interest, and "EBIT," which the Company defines for purposes of the Forecast and the Adjusted Forecast as net income plus net interest expense, income tax expense, restructuring, other income and noncontrolling interest. The Company provided this information to Parent, the Purchaser and Lazard because the Company believed it could be useful in evaluating, on a prospective basis, the Company's potential operating performance and cash flow. This information should not be considered in isolation or in lieu of the Company's operating and other financial information determined in accordance with GAAP. In addition, because non-GAAP financial measures are not determined consistently by all entities, the non-GAAP measures presented in the Forecast and the Adjusted Forecast may not be comparable to similarly titled measures of other companies.

  Forecast

($ in millions)	2013	2014	2015	2016	2017
Total Sales	$1,957	$2,081	$2,254	$2,436	$2,629
Sales in Americas	$981	$1,037	$1,115	$1,198	$1,283
Sales in APAC	$160	$168	$180	$192	$204
Sales in Europe	$651	$685	$735	$786	$842
Sales in China	$165	$191	$225	$261	$299
R&D Expenses	$70	$78	$86	$98	$105
EBITDA	$394	$421	$460	$495	$527
Capital Expenditures	$70	$72	$80	$86	$92

Key Assumptions:

  1.
  Sales: market flat in 2013, then market growth of 4.5% and 7.2% per year in developed and BRIC countries, respectively. New business wins add 2.5% to sales growth per year.

  2.
  Exchange Rates: Stable, $/Euro 1.33.

  3.
  Average Wage Inflation: 3.0%.

  4.
  Contribution Margin: maintain level with 2012 (wage increases, inflation and other cost increases offset by procurement savings and productivity improvements).

  5.
  Fixed Expenses: grow at approximately 85% of sales growth between 2014 and 2017.

  6.
  Income Tax Rate: 30%.

  7.
  Capital Expenditures: 3.5% of sales.

  Adjusted Forecast

        Following Parent's review of, and discussions with Citi and the Company's management regarding, the Forecast, Citi, at Parent's direction, adjusted certain assumptions with respect to the Company's forecasted revenues for 2014 and 2015, as well as the income and cash flows that were utilized by the Company's management in preparing the Forecast to account for the concerns and downside risks further described below. Parent believes the Adjusted Forecast reflects a more reasonable set of assumptions as to the Company's potential performance over the forecast period.

Income Statement

  •
  The mid- to long-term projections are highly uncertain and not likely achievable, in part as a result of the following:

  •
  2014 forecast was created on a top-down basis with only limited support

  •
  The last several years have been characterized by under-investment of capital in the business, which will need to be reversed to support growth in the near term

  •
  Backlog only partially supports new product wins through 2014; limited insight beyond 2014

  •
  Forecast based on significant market share expansion in Europe and China (with growth materially above market forecasts for those regions generally)

  •
  Assumes robust macro-economic recovery in second half of 2013

  •
  High growth in China primarily based on preliminary strategic plans

  •
  New management team (still being filled out) and new product / customer initiatives make it too soon to assess or rely on aggressive growth expectations

  •
  Continued competitive pressure in Motors & Steering business

  •
  Productivity and procurement cost savings assumptions are aggressive given initiatives are relatively new

  •
  Historical "Cycle" trends have not been adequately accounted for in the financial forecast

  •
  Margins significantly above historic levels due to under-investment

  •
  Management indicated revenue decline would result in EBIT margin contraction of approximately 150bps

Cash Flows

  •
  Incremental capex needed to support growth assumptions

  •
  Significant under-investment as business has been in a capital conservation phase

  •
  Uncertainty around restructuring plans and related cash flows

  •
  Forecast included significant cash outflows related to minority interests, which would need to be accounted for in valuation

        The Adjusted Forecast was prepared at Parent's request and with Parent's input as to the appropriate levels of adjustment, and was provided to Parent solely for its use in evaluating the potential transaction with the Company and forming a view as to the fairness of the transaction to the unaffiliated stockholders of the Company, as described under "Special Factors—Section 4—Our Position Regarding Fairness of the Transaction." The Adjusted Forecast was not provided to the Special Committee, the Company or their respective advisors. Accordingly, neither the Special Committee nor the Company Board of Directors considered the Adjusted Forecast in its evaluation of a potential transaction with Parent or making the Special Committee Recommendation or the Company Board Recommendation, as applicable.

        The Adjusted Forecast is summarized in this Offer to Purchase only because it was considered by Parent in evaluating the potential transaction with the Company and in forming its view as to the fairness of the transaction to the unaffiliated stockholders of the Company and because it was utilized by Citi in connection with its financial analysis of the potential transaction between Parent and the Company.

($ in millions)	2012A	2013E	2014E	2015E
Revenues	$1,916	$1,957	$2,055	$2,178
% growth		2.1%	5.0%	6.0%
EBIT	319	312	319	327
% Margin	16.7%	15.9%	15.5%	15.0%
D&A	81	82	81	80
EBITDA	400	394	399	407
% Margin	20.9%	20.1%	19.4%	18.7%
CapEx	49	80	82	91
% of Revenue	2.6%	4.1%	4.0%	4.2%
Change in NWC	33	(39)	(17)	(23)

Unlevered FCF(1)	383	275	300	292

(1)
Defined here as EBITDA less CapEx and change in net working capital.

7.  Effects of the Offer and the Merger.

        If, following the consummation of the Offer, we own 90% or more of the outstanding Shares of the Company (including as a result of our exercise of the top-up), we will consummate a short-form merger in accordance with the terms of the Merger Agreement without a vote of, or prior notice to, the Company's stockholders. We believe that if the Minimum Tender Condition is satisfied and Shares are purchased in the Offer, we will own more than 90% of the Shares (either following the consummation of the Offer or upon exercise of the top-up) and, accordingly, that the Merger will effected without a meeting of the stockholders of the Company. Nonetheless, Parent and the Company have agreed in the Merger Agreement that if Parent (together with its subsidiaries) does not own 90% or more of the Shares following successful consummation of the Offer, the Company will hold a special meeting of its stockholders following the expiration of the Offer for the purpose of adopting the Merger Agreement. Parent has agreed to, at such special meeting, cause all of the Shares acquired pursuant to the Offer or otherwise owned by the Danfoss Group to be voted in favor of the Merger.

        In the Merger, each then issued and outstanding Share (other than Shares held by Parent and the Company and any of their respective wholly owned subsidiaries and Shares held by stockholders properly perfecting appraisal rights) will be converted into the right to receive the same price per Share as was paid in the Offer, without interest, and less any required withholding taxes. In connection with the Merger, non-tendering stockholders who do not vote in favor of, or consent in writing to, the

Merger and who comply with Section 262 of the DGCL will have the right to demand appraisal of their Shares. See "Special Factors—Section 10—Dissenters' Appraisal Rights; Rule 13e-3."

        If the Offer is not completed for any reason (including a failure to satisfy the Minimum Tender Condition) we will review our options. Our options would include, among other things:

  •
  not taking any action at that time, including not purchasing any additional Shares;

  •
  purchasing Shares from time to time in the open market or privately negotiated transactions (including to acquire at least 90% of the outstanding Shares so that we could consummate a short-form merger);

  •
  commencing a new tender offer;

  •
  consummating a merger or other business combination with the Company, subject to compliance with Delaware law;

  •
  recapitalizing the Company, which could include converting debt owed to Parent by the Company into equity; and/or

  •
  a combination of two or more of the foregoing.

        As a result of the Offer, the Danfoss Group's interest in the Company's net book value and net earnings will increase to the extent of the number of Shares it acquires. For example, according to the Company Form 10-K, the Company's net book value at December 31, 2012, was $696,600,000 and net income attributable to the Company was $181,800,000. Assuming the Danfoss Group owned 75.6% of the outstanding Shares throughout 2012, the Danfoss Group's interest in the Company's net book value and net income as of December 31, 2012, would have been approximately $526,669,600 and $137,440,800, respectively. Assuming the Merger is consummated, the Danfoss Group's interest in those items would increase to 100%, and the Danfoss Group would be entitled to all other benefits resulting from its 100% ownership of the Company, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, the Danfoss Group would also bear all of the risk of losses generated by the Company's operations and any decrease in the value of the Company after the consummation of the Merger. Upon consummation of the Merger, the Company will become a privately held corporation. Accordingly, former stockholders will not have the opportunity to participate in the earnings and growth of the Company and will not have any right to vote on corporate matters. Similarly, former stockholders will not face the risk of losses generated by the Company's operations or decline in the value of the Company.

        The Shares are currently registered under the Exchange Act and are listed on the NYSE under the symbol "SHS." If the Merger is not consummated following the consummation of the Offer, the purchase of Shares by us pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, each of which could, during the period after the consummation of the Offer and prior to consummation of the Merger, affect the liquidity and market value of the remaining Shares held by the public. We cannot predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer. Depending upon the number of Shares purchased pursuant to the Offer, the Company's common stock may no longer meet the standards for continued listing on the NYSE resulting in the Shares ceasing to be listed on the NYSE.

        Upon consummation of the Merger, there will be no public market for the Shares, the Shares will cease to be quoted on the NYSE and price quotations with respect to the Shares will no longer be available. In addition, after the Merger (or, depending on the results of the Offer, after the Offer), registration of the Shares under the Exchange Act will be terminated, and the Company will no longer be required to file periodic reports with the SEC. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and to the SEC and would make certain provisions of the Exchange Act, such as the reporting requirements of Section 13 of the Exchange Act, the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions, no longer applicable to the Company. In addition, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. See "The Offer—Section 7—Possible Effects of the Offer and the Merger on the Market for the Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulations."

8.  Conduct of the Company's Business if the Offer Is Not Consummated.

        If the Offer is not consummated, we will re-evaluate our options with respect to the Company. In particular, we may consider, among other things:

  •
  not taking any action at that time, including not purchasing any additional Shares;

  •
  purchasing Shares from time to time in the open market or privately negotiated transactions;

  •
  commencing a new tender offer;

  •
  consummating a merger or other business combination with the Company, subject to compliance with applicable law;

  •
  recapitalizing the Company, which could include converting debt owed to Parent by the Company into equity; and/or

  •
  a combination of two or more of the foregoing.

        If we were to pursue any of these alternatives, it might take considerably longer for the unaffiliated stockholders of the Company to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares pursuant to the Offer.

        No assurance can be given as to whether we would seek to acquire additional Shares or as to the price per Share that may be paid in any such future transaction or acquisition of Shares or the effect any such actions could have on trading price of the Shares.

9.  Summary of the Merger Agreement.

        The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC on March 15, 2013 and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in "The Offer—Section 8—Certain Information Concerning the Company." You are encouraged to read the full text of the Merger Agreement because it is the legal document that governs the Merger and certain aspects of the Offer. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any rights or obligations of the parties under the Merger Agreement or any factual disclosures about the Company or the transactions contemplated by the Merger Agreement that are contained in public reports filed by us or the Company with the SEC.

        The Offer.    The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions to the Offer described in

"The Offer—Section 12—Conditions of the Offer" (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer and not properly withdrawn prior to the Expiration Date. The Merger Agreement also established the permitted (or, in the case of the Minimum Tender Condition, required) conditions for the Offer (the "Offer Conditions").

        We are permitted to (without the consent of the Company or the Special Committee) and shall (a) extend the Offer for one or more periods of time in consecutive increments of up to ten (10) business days per extension (or such longer periods as may be agreed to by Parent, the Purchaser and the Company (as approved by the Special Committee) if, at the time the Offer is scheduled to expire, any of the Offer Conditions is not satisfied and has not been waived (to the extent waivable), until such time as such Offer Conditions are satisfied or waived and (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer; provided, that (1) if at any scheduled expiration of the Offer, the Minimum Tender Condition is not satisfied but all other Offer Conditions are satisfied or waived (to the extent waivable), then we shall not be required to extend the Offer for more than ten (10) business days in the aggregate and (2) we shall not be required to extend the Offer beyond June 30, 2013 (the "Outside Date") or the termination of the Merger Agreement. See "The Offer—Section 1—Terms of the Offer" and "The Offer—Section 12—Conditions of the Offer".

        If, following the purchase of Shares in the Offer the 90% Requirement is not satisfied, then the Purchaser is obligated to exercise the top-up (as defined below) as soon as reasonably practicable after the expiration of the Offer.

        Recommendation.    The Company has represented to us in the Merger Agreement that the Special Committee (at a meeting duly called and held) has duly and unanimously adopted resolutions: (a) approving the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (b) determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, substantively and procedurally fair to and in the best interests of the unaffiliated stockholders of the Company; (c) recommending that the Company Board of Directors adopt resolutions (i) determining that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, substantively and procedurally fair to and in the best interests of the unaffiliated stockholders of the Company, (ii) recommending that the holders of Shares (other than the Danfoss Group) accept the Offer and tender their Shares pursuant to the Offer and (iii) recommending that the holders of Shares (other than the Danfoss Group) adopt the Merger Agreement (collectively referred to as the "Special Committee Recommendation").

        The Company has further represented to us in the Merger Agreement that, based on the Special Committee Recommendation, the Company Board of Directors (at a meeting duly called and held) has duly and unanimously (other than directors of the Company Board of Directors nominated by Parent) adopted resolutions: (a) approving the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (b) determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, substantively and procedurally fair to and in the best interests of the unaffiliated stockholders of the Company; (c) recommending that the holders of Shares (other than the Danfoss Group) accept the Offer and tender their Shares pursuant to the Offer and (d) recommending that the holders of Shares (other than the Danfoss Group) adopt the Merger Agreement (collectively referred to as the "Company Board Recommendation").

        Directors.    The Merger Agreement provides that from the date of the Merger Agreement until the earlier of (a) the effective time of the Merger (the "Effective Time") and (b) such time that the 90% Requirement is satisfied, Parent will use its reasonable best efforts to cause the existing independent directors of the Company to remain as directors of the Company Board of Directors. The Merger Agreement provides that, if any existing independent director ceases to serve as a director on the Company Board of Directors, Parent will use its reasonable best efforts to ensure that a person designated by the remaining existing independent directors is elected or designated to fill such vacancy.

        The Merger Agreement further provides that from the date of the Merger Agreement, the affirmative vote of a majority of the members of the Special Committee is required to (a) amend, modify or terminate the Merger Agreement on behalf of the Company or to amend or modify on behalf of the Company the terms or conditions of the Offer or the Merger or any of the agreements or other transactions contemplated by the Merger Agreement, (b) exercise or waive any of the Company's rights or remedies under the Merger Agreement or any of the agreements contemplated thereby, (c) extend the time for performance of Parent's or the Purchaser's obligations under the Merger Agreement or any of the agreements contemplated thereby or (d) enforce any obligation of Parent or the Purchaser under the Merger Agreement or any of the agreements contemplated thereby.

        The Merger Agreement further provides that at any time prior to the Effective Time Parent will use its reasonable best efforts to cause its designees to the Company Board of Directors not to take any of the actions described in the immediately preceding paragraph that has not first been approved by the Special Committee.

        Top-Up.    Pursuant to the terms of the Merger Agreement, if the 90% Requirement is not satisfied at the expiration of the Offer, the Purchaser will have the right (the "top-up") to purchase from the Company, subject to certain limitations, the number of Shares that would result in the 90% Requirement being satisfied. The obligation of the Company to issue Shares upon the exercise of the top-up is subject only to the conditions that (a) no judgment or other legal restraint (other than any listing requirement of any securities exchange) that has the effect of preventing the exercise of the top-up or the issuance and delivery of the Shares shall be in effect, (b) the number of Shares subject to the top-up shall not exceed the aggregate of (x) the number of Shares held as treasury shares by the Company and any subsidiary of the Company plus (y) the number of authorized but unissued and unreserved Shares, in each case, as of immediately prior to the exercise of the top-up and (c) the Merger Agreement has not been terminated in accordance with its terms. The price per Share payable under the top-up would be equal to the Offer Price. The top-up may be exercised by the Purchaser, in whole but not in part, at any time at or within three (3) business days after the Acceptance Time. The Company, the Purchaser and Parent have agreed to use their reasonable best efforts to (a) cause the closing of the purchase of Shares pursuant to the top-up to occur as promptly as possible after the Company receives notice from the Purchaser of the exercise thereof, and (b) cause the Merger to be consummated in accordance with Section 253 of the DGCL as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Shares pursuant to the top-up. In addition, the purchase price payable in connection with the exercise of the top-up may be paid by the Purchaser, at its election, either (x) entirely in cash or (y) by paying an amount in cash equal to not less than the aggregate par value of the Shares purchased pursuant to the top-up and by executing and delivering to the Company a non-negotiable, non-transferable, full-recourse promissory note, bearing interest at 3% annually and having a one-year term, for the remainder. Based on information provided by the Company regarding its capitalization, Parent believes that the Purchaser would have the ability to exercise the top-up if the Minimum Tender Condition is satisfied. If the Purchaser is able to exercise the top-up, it will thereafter be able to effect a short-form merger pursuant to the DGCL.

        The Merger.    The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, and the Company will be the surviving corporation. The Merger Agreement further provides that, if following consummation of the Offer, or the exercise of the top-up, the 90% Requirement is satisfied, each of Parent, the Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, as a short-form merger pursuant to Section 253 of the DGCL without a meeting of the stockholders of the Company. As noted above, we believe that, if the Minimum Tender Condition is satisfied and Shares are purchased in the Offer, the 90% Requirement will be satisfied (either following consummation of the Offer or upon the exercise of the top-up) and, accordingly, that the Merger would be effected without a meeting of the stockholders of the Company. Nonetheless, Parent and the Purchaser and the Company have agreed in the Merger Agreement that, unless Parent and the Purchaser effect a short-form merger pursuant to the DGCL, the Company will hold a special meeting of its stockholders as soon as practicable following the Acceptance Time for the purpose of adopting the Merger Agreement. The Danfoss Group currently owns more than a majority of the outstanding Shares and, following consummation of the Offer, will be able to adopt the Merger Agreement and approve the Merger without the affirmative vote of any other stockholder of the Company. Parent and the Purchaser have agreed that, at the special meeting, all of the Shares acquired pursuant to the Offer or otherwise owned by the Danfoss Group will be voted in favor of adopting the Merger Agreement and, accordingly, the adoption of the Merger Agreement and the Merger would be approved at any such special meeting.

        Charter, Bylaws, Directors and Officers.    At the Effective Time, (i) the certificate of incorporation of the surviving corporation will be amended to conform to Exhibit B of the Merger Agreement and (ii) the bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the surviving corporation. The directors of the Purchaser and the officers of the Company immediately prior to the Effective Time will be the initial directors and officers of the surviving corporation.

        Conversion of Shares.    Each Share (including restricted Shares) issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company, owned by the Purchaser, Parent or any wholly owned subsidiary of Parent or the Company, or held by stockholders who properly exercise appraisal rights under Delaware law) will, by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or the holder of such Share, be converted at the Effective Time into the right to receive from the Purchaser the Merger Consideration, payable to such holder upon surrender of the certificate formerly representing (or upon book-entry transfer of) such Shares, without interest and less any required withholding taxes. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), cash dividend (except as set forth in the following sentence), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares occurring on or after the date of the Merger Agreement and prior to the Effective Time. The Merger Consideration will not be adjusted as a result of the First Quarter 2013 Dividend. At the Effective Time, each Share held in the treasury of the Company and each Share owned by the Purchaser, Parent or any wholly owned subsidiary of Parent or the Company immediately prior to the Effective time will be automatically canceled, and no payment or distribution will be made with respect to such Shares. At the Effective Time, each share of the Purchaser's common stock will, by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or the holder thereof, be converted into one share of common stock of the surviving corporation. The Shares of stockholders who are entitled to demand and properly demand their appraisal rights shall not be converted into the right to receive the Merger Consideration, but rather the holders of such Shares shall be entitled to be paid in cash the fair value of their Shares in accordance with Section 262 of the DGCL.

        Treatment of Restricted Shares.    The Merger Agreement provides that the Company Board of Directors, the Special Committee, or any other applicable committee of the Company Board of Directors, shall take such actions so that, at the Effective Time, and without any action on the part of any holder thereof, each restricted Share that is outstanding and subject to restrictions immediately prior to the Effective Time shall terminate and be canceled and each holder of a restricted Share will be entitled to receive an amount equal to the Merger Consideration.

        Representations and Warranties.    As defined in the Merger Agreement, and for purposes of the Offer, "Company Material Adverse Effect" means any event, condition, change, occurrence or development of a state of circumstances (each, an "Event") that, individually or when taken together with all other Events that exist at the date of determination, (a) has a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries considered as a single enterprise or (b) would prevent or materially delay the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement; provided, however, that Company Material Adverse Effect for the purposes of clause (a) shall not include any Event, to the extent attributable to or resulting from the following:

  •
  general political, geopolitical, economic or market Events or Events in the industry in which the Company and each of its subsidiaries operates except to the extent such Events have a materially disproportionate effect on the Company and its subsidiaries considered as a single enterprise, relative to other companies operating in such industry;

  •
  acts of terrorism, hostilities, military attacks or man-made or natural disasters (in each case, whether or not pursuant to the declaration of a national emergency or war, as applicable), or any escalation or worsening thereof, except to the extent such Events have a materially disproportionate effect on the Company or its subsidiaries considered as a single enterprise, relative to other companies operating in its industry;

  •
  the announcement or pendency of the transactions contemplated by the Merger Agreement (including by reason of any communication by Parent or any of its affiliates regarding its plans or intentions with respect to the business of the Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or other having relationships with the Company and its subsidiaries);

  •
  adoption, promulgation, repeal, amendment, official interpretation, official reinterpretation or other change, or proposed adoption, promulgation, repeal, amendment, or change, in applicable law or any applicable accounting regulations or principles or the official interpretations thereof, except to the extent that such Events have a materially disproportionate effect on the Company and its subsidiaries considered as a single enterprise, relative to other companies operating in its industry;

  •
  changes in the price or trading volume of the Company's stock, in and of itself (provided that any Event that may have caused or contributed to such change in market price or trading volume that is not otherwise excluded from the definition of Company Material Adverse Effect shall not be excluded under this exception);

  •
  any failure by the Company to meet public or internal revenue, earnings or other projections, in and of itself (provided that any Event that may have caused or contributed to such failure to meet any such revenue, earnings or other projections that is not otherwise excluded from the definition of Company Material Adverse Effect shall not be excluded under this exception); or

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  the taking of any action required by the Merger Agreement or the failure to take any action prohibited by the Merger Agreement or with Parent's express prior written consent.

        In the Merger Agreement, the Company has made representations and warranties to Parent and the Purchaser with respect to, among other matters:

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  corporate matters related to the Company, such as organization and qualification, capitalization and authority;

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  the vote of the Company's stockholders required to approve the Merger;

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  the recommendations of the Special Committee and the Company Board of Directors;

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  required consents and approvals;

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  the Company's compliance with laws and regulations, and effectiveness of permits;

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  its subsidiaries;

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  its public SEC filings, systems of internal control and compliance with the U.S. Sarbanes-Oxley Act of 2002;

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  its financial statements and the absence of certain undisclosed liabilities;

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  the absence of any Company Material Adverse Effect;

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  litigation;

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  information to be included in this Offer to Purchase and any other ancillary documents related to the Offer (collectively, the "Offer Documents"), the Schedule 14D-9, the Schedule 13E-3 and in any proxy or information statement to be sent to stockholders in connection with the Merger; and

  •
  the opinion of its financial advisor and brokers' fees.

        Each of Parent and the Purchaser has made representations and warranties to the Company with respect to, among other matters, organization and qualification, authority, required consents and approvals, litigation, information to be included in the Schedule 14D-9, the Schedule 13 E-3 and the Offer Documents, brokers' fees and availability of funds.

        The Merger Agreement and this summary of the representations and warranties contained in the Merger Agreement are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company, the Purchaser or Parent. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules provided by the Company to Parent and the Purchaser in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. The representations and warranties contained in the Merger Agreement have been negotiated with the principal purpose of establishing the circumstances in which the Purchaser may have the right not to consummate the Offer, or a party may have the right to terminate the Merger Agreement, if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and to allocate risk between the parties, rather than establish matters as facts. The representations and warranties also may not be accurate or complete as of any specified date and may be subject to a contractual standard of materiality different from those generally applicable to stockholders.

        Covenants.    The parties have agreed to a number of covenants in the Merger Agreement, including among others the covenants described below.

        Conduct of Business.    The Merger Agreement obligates the Company and its subsidiaries to:

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  conduct their operations according to their ordinary course of business and consistent with past practices; and

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  use commercially reasonable efforts to maintain and preserve intact their business organizations and to maintain their significant business relationships with suppliers, contractors, distributors, customers, licensors, licensees and other having material business relationships with them.

        The Merger Agreement also contains specific restrictive covenants as to certain activities of the Company and its subsidiaries, which provide that the Company will not take, and will not permit any of its subsidiaries to take, certain actions, except as specified in the Company Disclosure Letter (as defined in the Merger Agreement), required by applicable law, consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or expressly permitted pursuant to the Merger Agreement, including, among other things and subject to certain exceptions and materiality thresholds:

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  acquiring or selling assets or entering into, terminating, canceling, modifying any contract that has been or would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC or entering into any contract that would be considered a material contract of the Company if entered into prior to the date of the Merger Agreement;

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  entering into any new line of business or acquiring by merging or consolidating with or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof or interest therein;

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  amending or proposing to amend (to the Company's stockholders in the case of the Company) the certificate of incorporation, bylaws or other constituent documents of the Company or any of its subsidiaries;

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  declaring or paying any dividends (other than any dividend by a subsidiary of the Company to the Company or a wholly owned subsidiary of the Company or paying the First Quarter 2013 Dividend);

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  splitting, reclassifying, purchasing, redeeming or otherwise acquiring its securities, issuing or selling its securities or granting options or similar instruments;

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  incurring any indebtedness or subjecting any assets to any liens (other than certain permitted liens);

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  making any loans or advances;

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  unless required by a contract or benefit plan of the Company predating the date of the Merger Agreement (a) granting or increasing severance pay or severance benefits, (b) entering into or amending any employment, consulting or similar agreements, (c) increasing compensation, bonus, severance or other benefits, (d) adopting or amending benefit plans or (e) providing any benefit to directors, officers and other employees not required by any existing agreement or plan;

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  entering into any collective bargaining agreement or similar obligation;

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  making any changes in tax reporting or accounting methods, rescinding any tax election or settling any tax claims;

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  settling litigation;

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  paying or discharging liabilities;

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  making capital expenditures not in compliance with the Company's capital expenditure budget;

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  entering into any non-competition agreements;

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  adopting a plan of liquidation, dissolution, merger, consolidation or other reorganization; or

  •
  agreeing to take any of the foregoing actions.

        Special Committee Recommendation; Company Board of Directors Recommendation.    The Merger Agreement provides that each of the Special Committee and the Company Board of Directors may not, and may not publicly propose to, withdraw, qualify, modify, change or amend in any manner adverse to Parent or the Purchaser the Special Committee Recommendation or the Company Board Recommendation (a "Company Change in Recommendation"). Despite the foregoing restrictions, at any time prior to the Acceptance Time, with respect to the Offer, and the earlier of (a) the Effective Time and (b) the adoption of the Merger Agreement by the requisite stockholder vote, with respect to the Merger, the Merger Agreement permits the Special Committee or Company Board of Directors to make a Company Change in Recommendation if the Special Committee determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of the Special Committee to the Company's stockholders under applicable law; provided, that prior to the Special Committee or the Company Board of Directors making any Company Change in Recommendation, the Merger Agreement requires that the Company shall have (x) provided to Parent a written notice advising Parent that the Special Committee and/or the Company Board of Directors intends to make a Company Change in Recommendation and a reasonable summary of the reasons therefor at least three (3) business days prior to taking any such action and (y) given Parent, and caused the Company to have given Parent, during such three (3) business day period, a reasonable opportunity to negotiate with the Special Committee and the Company Board of Directors and their legal counsel and financial advisors a modification of the terms and conditions of the Merger Agreement, and the Special Committee and/or the Company Board of Directors shall have considered any modifications proposed by Parent during such period. Unless a Company Change in Recommendation has been made, the Merger Agreement provides that each of Parent and the Company will, and will direct each of their respective representatives to, use its reasonable best efforts to (i) support the transaction contemplated by the Merger Agreement and (ii) cooperate reasonably with each other in connection with any communications by either such party with any other stockholders of the Company.

        Indemnification and Insurance.    In the Merger Agreement, Parent and the Purchaser have agreed that all rights of indemnification or exculpation currently existing in favor of any former, present and future (up until the Effective Time) directors or officers of the Company, or person who is now, or has been prior to the date of the Merger Agreement or who becomes at or prior to the Effective Time a director, officer, employee, fiduciary, agent or trustee of another person at the request of the Company (each, an "Indemnified Party"), as provided in the Company's or any Company subsidiary's certificate of incorporation or bylaws (or equivalent governing documents) or pursuant to any other agreement in effect immediately prior to the execution and delivery of the Merger Agreement and described in the Company Disclosure Letter, shall survive the Merger. In addition, Parent and the Purchaser have agreed that, for a period of not less than six (6) years after the Effective Time, the certificate of incorporation and bylaws of the surviving corporation in the Merger and the equivalent governing documents of the subsidiaries of the Company will contain provisions with respect to the indemnification, exculpation and advancement of expenses that are at least as favorable as the provisions set forth in the certificate of incorporation and bylaws of the Company and equivalent governing documents of any subsidiary of the Company immediately prior to the execution and delivery of the Merger Agreement.

        During the period commencing at the Acceptance Time and ending on the sixth (6th) anniversary of the Effective Time, the surviving corporation shall, and Parent shall cause the surviving corporation to, to the maximum extent permitted by applicable law, indemnify and hold harmless each Indemnified Party from and against, and advance expenses to each Indemnified Party in respect of, any costs, fees and expenses (including reasonable attorneys' fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, to the extent such claim, proceeding, investigation or inquiry is based in whole or in part on, or arises in whole or in part out of, or pertains to (i) any action or omission in such

Indemnified Party's capacity as such or (ii) the proposal made by Parent to the Company on November 28, 2012, the Merger Agreement or the transactions contemplated by the Merger Agreement.

        The Merger Agreement further provides that the surviving corporation shall maintain its officers' and directors' liability insurance policies, in effect immediately prior to the execution and delivery of the Merger Agreement (the "D&O Insurance"), for a period of not less than six (6) years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time. Under the terms of the Merger Agreement, such D&O Insurance is required to be maintained only to the extent that the coverage can be maintained at an aggregate cost of not greater than 250% of the current annual premium for the D&O Insurance. The surviving corporation may cause coverage to be extended by obtaining a six-year "tail" prepaid policy on the D&O Insurance on terms and conditions no less favorable than the existing D&O Insurance.

        Standard of Efforts.    The Merger Agreement provides that, subject to its terms and conditions, each of the Company, the Purchaser and Parent will use its reasonable best efforts to take, or cause to be taken, such action and to do, or cause to be done, and to assist and cooperate with the other parties in doing, such things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including (a) making as promptly as practicable any required filings with any governmental authority or other third party, (b) obtaining all consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (c) the taking of all actions necessary to obtain an approval or waiver from (including the expiration of any applicable waiting period), or to avoid an action or proceeding by, a governmental authority, (d) the obtaining of all necessary consents from third parties, (e) contesting and resisting and seeking to have vacated, lifted, reversed or overturned, any judgment (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement and (f) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement. However, the Merger Agreement further provides that nothing in clauses (a) through (f) above will (a) restrict the Company Board of Directors or the Special Committee from effecting a Company Change in Recommendation in accordance with the terms of the Merger Agreement or (b) require Parent, the Purchaser or any of their respective affiliates to (x) increase the Offer Price, (y) make any other payment or provide any other compensation or concession to any stockholder of the Company in its capacity as such or (z) consent to the settlement of, or make any concession in connection with, certain litigation brought by stockholders of the Company.

        In furtherance of the obligations described in the foregoing paragraph, the Company, Parent and the Purchaser have agreed to take all actions necessary or reasonably advisable or as may be required by any governmental authority to obtain any consents, clearances or approvals required under or in connection with any antitrust law, and to enable all waiting periods under any antitrust law to expire, and to avoid or eliminate every impediment under any antitrust law asserted by any governmental authority, in each case, to expeditiously consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including (i) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, any entities, assets or facilities after the Effective Time, the consummation of which is conditioned upon the consummation of the Offer or the Merger, (ii) terminating, amending or assigning certain existing relationships and contractual rights and obligations, the consummation of which is conditioned upon the consummation of the Offer or the Merger, and (iii) amending, assigning or terminating certain existing licenses or other agreements and entering into such new licenses or other agreements, the consummation of which is conditioned upon the consummation of the Offer or the Merger.

        Takeover Laws.    The Company has agreed (a) to take all actions necessary so that no "moratorium," "control share acquisition," "business combination," "fair price" or other anti-takeover laws or regulations becomes applicable to the transactions contemplated by the Merger Agreement and (b) if any such anti-takeover law becomes applicable to the transactions contemplated by the Merger Agreement, to take all actions necessary so that such transactions may be consummated as promptly as practicable.

        Notification of Certain Matters.    The Company has agreed to give prompt notice to Parent, and Parent has agreed to give prompt notice to the Company, of (a) written notice received from any person alleging that their consent is required in connection with the transactions contemplated by the Merger Agreement, (b) any notice from any governmental authority in connection with the transactions contemplated by the Merger Agreement, (c) any litigation commenced or threatened against such party or, to such party's knowledge, its affiliates that relate to the transactions contemplated by the Merger Agreement or (d) any fact, event or circumstance which is reasonably likely to result in the failure of such party to comply with or satisfy any Offer Condition or any other condition to consummation of the Merger.

        Approval of Compensation Arrangements.    The Merger Agreement provides that, prior to the Acceptance Time, the Company shall take any action necessary to ensure that any Company Arrangements (as defined in the Merger Agreement) have been approved as contemplated by Rule 14d-10 under the Exchange Act.

        Employee Matters.    The Merger Agreement provides that from and after the Effective Time, Parent or the surviving corporation will honor any Company benefit plan and all obligations thereunder, each as in effect immediately prior to the execution and delivery of the Merger Agreement. For a period of not less than twelve months following the Effective Time, Parent will cause the surviving corporation to provide to each person who is an employee of the Company or any subsidiary of the Company immediately prior to the Effective Time and who continues as an employee of the surviving corporation or one of its affiliates: (a) salary, wages and bonus opportunities that are no less favorable in the aggregate than those in effect immediately prior to the Effective Time, (b) severance benefits that are no less favorable on an individual basis than those that would have been provided under the applicable severance benefit plans, programs, policies, agreements and arrangements as in effect immediately prior to the Effective Time and (c) benefit plans, programs, agreements, contracts and arrangements (other than severance, salary, wages and bonus opportunities and not including equity or equity-based compensation) that are either (x) no less favorable in the aggregate than those provided to such employee immediately prior to the Effective Time or (y) the same as those provided to similarly situated employees of Parent. Nothing in the Merger Agreement limits the right of Parent or the surviving corporation, following the Effective Time, to terminate the employment of any employee of the Company or its affiliates at any time and for any or no reason.

        First Quarter 2013 Dividend.    The Merger Agreement provides that the Company will, subject to applicable laws, take all actions necessary and appropriate to cause the First Quarter 2013 Dividend to be paid and for both the record date and payment date of the First Quarter Dividend to occur prior to the initial expiration date of the Offer.

        Conditions to Consummation of the Merger.    Pursuant to the Merger Agreement, Parent's, the Purchaser's and the Company's obligations to consummate the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of the following conditions:

  •
  unless the Merger is consummated as a short-form merger, the Merger Agreement shall have been adopted by the affirmative vote of the holders of at least a majority of the issued and outstanding Shares;

  •
  the Purchaser shall have accepted Shares for payment pursuant to the Offer; and

  •
  no judgment, issued by a court of competent jurisdiction or any law or other legal restraint or prohibition shall be in effect that would make the Merger illegal or otherwise prevent the consummation thereof; provided, that the party seeking to assert this condition shall have used those efforts required under the Merger Agreement to resist, lift or resolve such judgment, law or other legal restraint or prohibition.

        Termination.    The Merger Agreement provides that it may be terminated, and the Offer, the Merger and the other transactions contemplated by the Merger Agreement may be abandoned, at any time prior to the Effective Time, whether before or after the Merger Agreement has been adopted by the Company stockholders:

  •
  by mutual written consent of Parent, the Purchaser and the Company;

  •
  by either the Company or Parent, if:

  •
  the Purchaser has not accepted for payment, and paid for, the Shares validly tendered and not properly withdrawn pursuant to the Offer in accordance with the terms of the Offer by June 30, 2013; or

  •
  the Offer is terminated or withdrawn pursuant to its terms and the terms of the Merger Agreement without any Shares being purchased; provided, that this termination right is not be available to any party whose failure to fulfill in any material respect any of its obligations under the Merger Agreement caused or resulted in such events;

  •
  by either Parent or the Company, if any judgment issued by a court of competent jurisdiction or by a governmental authority, or law or other legal restraint or prohibition, making the Merger or the Offer illegal or otherwise preventing the consummation of the Merger or the Offer is in effect and has become final and non-appealable; provided that the party seeking to exercise this termination right must have used those efforts required under the Merger Agreement to resist, lift or resolve any such judgment, law or other legal restraint or prohibition;

  •
  by Parent if:

  •
  the Special Committee or the Company Board of Directors has made a Company Change in Recommendation; provided, however that such termination right expires 10 business days after the first date such Company Change in Recommendation is made; or

  •
  prior to the Acceptance Time, the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of the conditions described below in clauses "The Offer—Section 12—Conditions of the Offer" to be satisfied and is incapable of being cured or has not been cured in all material respects by the Company within 20 calendar days after written notice has been given by Parent to the Company of such breach or failure to perform; provided, however, that this termination right is not available if Parent or the Purchaser has breached any of their respective representations, warranties, covenants or other agreements in any material respect; or

  •
  by the Company if:

  •
  the Purchaser fails to commence the Offer at a time when the Merger Agreement requires the Purchaser to commence the Offer, terminates, withdraws or makes any change to the Offer, in violation of the terms of the Merger Agreement, or at any scheduled expiration date of the Offer, fails to accept for payment, and pay for, Shares validly tendered and not properly withdrawn at a time when the Merger Agreement requires the Purchaser to accept for payment, and pay for, the Shares;

  •
  prior to the Acceptance Time, Parent or the Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or material agreements contained in the Merger Agreement, which breach or failure to perform (a) has had or would reasonably be expected to have a material adverse effect on the ability of Parent or the Purchaser to perform its obligations under the Merger Agreement or consummate the Offer and related transactions and (b) is incapable of being cured or has not been cured in all material respects by Parent within 20 calendar days after written notice has been given by the Company to Parent of such breach or failure to perform; provided, however, that this termination right is not available if the Company has breached any of its representations, warranties, covenants or other agreements in any material respect.

        Effect of Termination.    If the Merger Agreement is terminated, subject to certain exceptions described in the Merger Agreement, the Merger Agreement will become null and void; provided that, nothing in the Merger Agreement relieves the Company, Parent or Purchaser from liability for any willful and material breach of the Merger Agreement. If the Merger Agreement is terminated in accordance with its terms, the Offer will also be terminated.

        Fees and Expenses.    Each party will bear its own expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer.

        Amendment.    Subject to the approval of the Special Committee (if required), the Merger Agreement may be amended by the parties, by an instrument in writing signed on behalf of each of the parties, at any time before or after approval of the Merger Agreement and the transactions contemplated by the Merger Agreement by the respective boards of directors of the Purchaser, Parent and the Company, but after adoption of the Merger Agreement by the Company stockholders, no amendment may be made for which the DGCL requires the further approval of the Company stockholders without such further approval.

        Waiver.    Subject to the approval of the Special Committee (if required), at any time prior to the Effective Time, any failure of any of the parties to comply with any obligation, covenant, agreement or condition contained in the Merger Agreement may be waived by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

        Specific Performance.    Each party to the Merger Agreement is entitled to equitable relief, including an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other remedy to which such party is entitled at law or in equity.

10.  Dissenters' Appraisal Rights; Rule 13e-3.

        Dissenters' Appraisal Rights.    No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, holders of Shares (the "Appraisal Shares") at the Effective Time who have not voted in favor of the Merger or consented thereto in writing, and who otherwise comply with the applicable statutory procedures under Section 262 of the DGCL will be entitled to receive a judicial determination of the fair value of such holder's Shares (exclusive of any element of value arising from the expectation or effectuation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for the Appraisal Shares. Unless the Delaware court in its discretion determines otherwise for good cause shown, this rate of interest will be five percent over the Federal discount rate (including any surcharge) as established from time to time between the Effective Time and the date of payment and will be compounded quarterly.

        Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the Offer Price and the Merger Consideration. Moreover, we or the Company may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Appraisal Shares is less than the Offer Price and the Merger Consideration. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, are not opinions as to fair value under Section 262 of the DGCL.

        The Merger Agreement provides that, in any appraisal proceeding with respect to Appraisal Shares and to the fullest extent permitted by applicable law, the fair value of the Appraisal Shares shall be determined in accordance with Section 262 of the DGCL without regard to the top-up, the Shares issued in connection with the top-up or any promissory note delivered by the Purchaser to the Company in payment for the Shares issued pursuant to the top-up.

        If any holder of Appraisal Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses its rights to appraisal as provided in the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive from the Purchaser the Merger Consideration, without interest and subject to any required withholding taxes, in accordance with the Merger Agreement. A stockholder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger in accordance with Section 262 of the DGCL.

        The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law or a statement of the procedures to be followed by stockholders desiring to exercise such appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is set forth in Schedule C hereto, which stockholders are encouraged to read for a more complete discussion, and other applicable law. Any stockholder who considers demanding appraisal is advised to consult legal counsel. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law. Failure to comply with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

        Appraisal rights cannot be exercised at this time. The information set forth above is for informational purposes only with respect to alternatives available to stockholders if the Merger is consummated. Stockholders who will be entitled to appraisal rights in connection with the Merger will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith before the stockholders have to take any action relating thereto.

        Stockholders who tender Shares pursuant to the Offer (or otherwise sell their Shares prior to the Merger) will not be entitled to exercise appraisal rights with respect thereto but, rather, will receive the price paid therefor in the Offer or other transaction.

        Rule 13e-3.    Because Parent and the Purchaser are affiliates of the Company, the transactions contemplated herein constitute a "going private" transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Offer, the Merger and the consideration offered to unaffiliated stockholders be filed with the SEC and disclosed to unaffiliated stockholders prior to consummation of the Offer and the Merger. We have provided such information in this Offer to Purchase and a combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 and the exhibits thereto filed with the SEC pursuant to Rule 14d-3 and Rule 13e-3 under the Exchange Act.

11.  Transactions and Arrangements Concerning the Shares.

        Except as set forth on Schedule B hereto or otherwise set forth elsewhere in this Offer to Purchase: (a) none of the Purchaser, Parent, Bitten & Mads Clausens Fond and, to our knowledge after reasonable inquiry, the persons listed in Schedule A hereto or any associate or majority owned subsidiary of Parent, the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (b) none of Parent, the Purchaser, Bitten & Mads Clausens Fond and, to our knowledge after reasonable inquiry, the persons listed in Schedule A hereto or any associate or majority owned subsidiary of Parent, the Purchaser or of any of the persons so listed has effected any transaction in the Shares or any other equity securities of the Company during the past sixty (60) days; (c) none of Parent, the Purchaser, Bitten & Mads Clausens Fond and, to our knowledge after reasonable inquiry, the persons listed in Schedule A to this Offer to Purchase, has any agreement, arrangement or understanding with any other person with respect to the Shares or any other securities of the Company (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (d) during the two years before the date of this Offer to Purchase, there have been no transactions between Parent, the Purchaser, Bitten & Mads Clausens Fond, their subsidiaries or, to our knowledge after reasonable inquiry, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors, controlling stockholders or affiliates, on the other hand, that would require reporting under SEC rules and regulations that have not been so reported; and (e) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent, the Purchaser, Bitten & Mads Clausens Fond, their subsidiaries or, to our knowledge after reasonable inquiry, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or other affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        As of the date of this Offer to Purchase, we expect that all executive officers and directors of the Company who are affiliates of Parent and all persons specified in Schedule A intend to tender Shares owned by such persons pursuant to the Offer. To the best of our knowledge after reasonable inquiry, none of the Company or its executive officers, directors or affiliates (other than Parent and the Purchaser) or any person specified in Schedule A has made any public recommendation as of the date of this Offer to Purchase with respect to the Offer, except for the recommendation of the Special Committee and the Company Board of Directors as set forth in the Schedule 14D-9.

        As of the date of this Offer to Purchase, Parent owns 36,629,787 Shares, or 75.6% of the issued and outstanding Shares. The Company is exempt from the NYSE requirement to have, and does not have, a standing nominating committee. As a result of its ownership of the Shares, Parent has the power to elect all of the members of the Company Board of Directors. Due to this ability, Parent-

elected directors have the ability to control the related nominations for election, except to the extent nominations for election are presented by any of the Company's other stockholders.

12.  Related Party Transactions.

        In connection with the acquisition of Danfoss Fluid Power in May 2000, the Company entered into several agreements with Parent to purchase ongoing operational services from Parent. These services include rental of shared facilities, administrative support and information technology support. These fees are paid on a monthly basis. Total expense recognized for goods and services purchased from Parent for 2012, 2011 and 2010 was approximately $37.1 million, $41.2 million and $36.0 million, respectively. Payments required under these agreements as of December 31, 2012, during each of the years ending 2013 through 2017 and 2018 are $8.7 million, $8.5 million, $8.5 million, $8.4 million, $8.4 million and $270,000, respectively. The Company also sold products to Parent totaling approximately $7.7 million, $9.0 million and $6.5 million, during 2012, 2011 and 2010, respectively.

        Since December 2008, Parent has provided the Company with access to debt financing under various revolving loan and term loan facilities. Specifically, in September 2010 the Company entered into the Amended and Restated Credit Agreement with Parent. Pursuant to the Amended and Restated Credit Agreement, a prior credit agreement dated November 9, 2009 between Parent and the Company, which provided for an unsecured revolving credit facility of $690 million by Parent to the Company, was terminated and replaced by an unsecured five-year, multicurrency term loan facility that permitted the Company to borrow up to approximately $200 million from Parent and an unsecured three-year, multicurrency revolving credit facility that permitted the Company to borrow up to $300 million from Parent. At the Company's request, the revolving credit facility was canceled in July 2012 and, in September 2012, the term loan facility was reduced by approximately $22 million to approximately $178 million. The Company's borrowings under the Amended and Restated Credit Agreement become due and payable in full on September 7, 2015. The Amended and Restated Credit Agreement contains no financial covenants, but it does contain a number of affirmative and negative covenants that, among other things, require the Company to obtain the consent of Parent prior to engaging in certain types of transactions. The Amended and Restated Credit Agreement contains customary representations and warranties regarding the Company and its business and operations. It also sets forth a number of events of default for, among other things, failure to pay principal or interest, breaches of representations, warranties and covenants and various events relating to the bankruptcy or insolvency of the Company or its subsidiaries. The principal amount outstanding under the Amended and Restated Credit Agreement bears interest at a rate of 8.00% for dollar-denominated loans and 8.25% for euro-denominated loans. The Company paid an origination fee of approximately $4.2 million to Parent in connection with the Amended and Restated Credit Agreement.

        In August 2011, the Company entered into an agreement with Parent, pursuant to which the Company agreed to loan excess cash to Parent at the EURIBOR or LIBOR rate, as applicable, plus 0.25%. The outstanding principal amount of loans made by Company to Parent was approximately $336 million and $168 million, at December 31, 2012 and December 31, 2011, respectively. The outstanding loans made by Company to the Parent at December 31, 2012 had a weighted average interest rate of 0.44% and had terms ranging from seven to ninety days. The Company recorded approximately $1.3 million and $794,000 in interest income with respect to such loans for the twelve months ended December 31, 2012 and December 31, 2011, respectively.

        In November 2009, the Company entered into an agreement with Parent whereby Parent, from time to time, provides letters of intent to banks, financial institutions and other relevant third parties to provide comfort for credit facilities made available to the Company. In exchange for this service, Parent charged the Company a facility fee based on a percentage, 0.3% through November 2012, of all issued and outstanding letters of intent. This facility fee is waived for all issued and outstanding letters of intent after November 2012.

        The Company's subsidiaries in Denmark file a joint tax return with Parent as required under the laws of Denmark. In 2010, the Company received approximately $14.9 million from Parent related to the usage of the Company's net operating loss carryforwards generated in Denmark on the joint tax return for 2009. The Company paid approximately $12.9 million and $1.8 million to Parent in 2011 and 2010, respectively, as the Company generated taxable income in Denmark in such years.

        Information regarding these agreements, transactions and arrangements, including the amounts involved, is set forth above and in the Company Definitive Proxy Statement for its 2012 Annual Meeting, filed with the SEC on April 27, 2012 (the "Company Proxy") under "Transactions with Related Persons," and in the Company Form 10-K under Note 8—"Long Term Debt" and Note 14—"Related Party Transactions" to the Notes to Consolidated Financial Statements of the Company, which sections are incorporated by reference herein. All descriptions provided in this Offer to Purchase regarding these agreements, transactions and arrangements are qualified by reference to the Company Proxy and the Company Form 10-K. To the extent the discussion above summarizes any agreement that the Company has filed with, or furnished to, the SEC, each such summary is qualified entirely by reference to the complete text of the applicable agreement, which is incorporated into this Offer to Purchase by reference. We encourage you to read such agreement carefully and in its entirety.

13.  Interests of Certain Persons in the Offer.

        In considering the fairness of the consideration to be received in the Offer and the Merger, stockholders should be aware that we and certain officers and directors of the Company have interests in the Offer and the Merger which may present such parties with actual or potential conflicts of interest.

        Financial Interests.    Our interests and the interests of our corporate affiliates in respect of the Offer and the Merger are different from yours because we have an interest in acquiring the Shares as inexpensively as possible and you have an interest in selling your Shares for the highest possible price. The interests of our directors, officers and other affiliates in the Offer and the Merger may be the same as or different from your interests. For example, while in general the interests of our and our affiliates' respective directors and officers in respect of the Offer and the Merger will be aligned with our interests, some of our or our affiliates' directors and officers own Shares, which they are entitled to tender pursuant to the Offer or receive payment for in the Merger for the same price per Share that is available to you.

        Executive Officers and Directors of the Company.    Currently, six of the ten directors of the Company are executive officers or directors of Parent and/or its affiliates (other than the Company and its subsidiaries). Three of the remaining directors are considered independent as determined by the Company Board of Directors under the rules of the NYSE. See Schedule A. Certain of the executive officers of the Company are or have been affiliated with Parent and/or its affiliates, including the Chief Financial Officer and Treasurer of the Company, Jesper V. Christensen, who is the former VP Finance & Administration of Danfoss Drives A/S, a subsidiary of Parent.

        Restricted Shares.    Certain directors of the Company hold restricted Shares that have not vested. These restricted Shares will vest and each holder of a restricted Share shall receive, in settlement of each such Share, the cash consideration in connection with the Merger in accordance with the terms of the Merger Agreement and applicable law.

        Performance Units.    Certain officers of the Company hold performance units that have not vested. The treatment of these performance units in connection with the Offer and the Merger will be determined by the Compensation Committee of the Company Board of Directors in accordance with the terms of the agreements pursuant to which they were granted (as such agreements may be amended in accordance with their terms) and applicable law.

        Employment Agreements.    Based on publicly available information in the Exhibits to the Company Form 10-K and the Company Proxy, the Company has entered into agreements with its named executive officers that would provide severance benefits if the executive officer is terminated under specified circumstances. The employment agreements provide that in the event of a termination of employment initiated by the Company Without Cause or initiated by the Employee With Good Reason, the executive shall receive payments and/or continuing benefits that may include some or all of the following:

  •
  a cash payment equal to 150% of base salary;

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  a cash payment equal to 150% of the annual incentive plan target award;

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  a cash payment equal to the earned annual incentive for the year of termination, pro-rated to reflect the number of months the executive worked in the fiscal year in which the termination of employment occurs;

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  the continuation of Company-provided medical benefits for a twelve-month period at no additional cost; and

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  executive level career outplacement services.

        Benefit Continuation.    The Merger Agreement provides that for a period of twelve months following the Effective Time, the Company must provide employees with (i) salary, wages and bonus opportunities no less favorable in the aggregate than immediately prior to the Effective Time, (ii) severance benefits no less favorable on an individual basis to what an individual would have been entitled to immediately prior to the Effective Time, and (iii) benefit plans, programs, agreements, contracts and arrangements other than severance, salary, wages, bonus opportunities and equity-based compensation that are either (A) no less favorable in the aggregate than immediately prior to the Effective Time or (B) the same as those provided to similarly situated employees of the Parent. This does not limit the right of Parent to terminate the employment of the Company's employees. For those employees who remain employees, Parent will give the employees full service credit for purposes of eligibility, vesting and determination of the level of benefits (but not benefit accrual), to the same extent recognized by the Company immediately prior to the Effective Time, except to the extent such credit would result in a duplication of benefits.

        Other.    The Company may describe other interests of its executive officers and directors in the transactions contemplated by this Offer to Purchase in the Schedule 14D-9 that is required to be filed by the Company, which you are encouraged to read before making a decision with respect to the Offer.

THE OFFER

1.  Terms of the Offer.

        Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, and pay for, all Shares validly tendered in accordance with the procedures set forth in "The Offer—Section 2—Acceptance for Payment and Payment for Shares" and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in "The Offer—Section 4—Withdrawal Rights." As used in this Offer to Purchase, "Expiration Date" means 12:00 midnight, New York City time, on April 11, 2013, unless extended, in which event "Expiration Date" means the latest time and date at which the Offer, as so extended, shall expire.

        The Offer is subject to the conditions set forth in "The Offer—Section 12—Conditions of the Offer" which include, among other things, satisfaction of the Minimum Tender Condition, which is not waivable.

        We expressly reserve the right (but are not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect. However, pursuant to the Merger Agreement, we have agreed that we will not, without the prior written consent of the Company and the Special Committee (other than with respect to the Minimum Tender Condition, which is not waivable), (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price (c) add to the Offer Conditions or impose any other conditions to the Offer (d) amend, modify or supplement any Offer Condition or any term of the Offer set forth in the Merger Agreement, in each case, in a manner adverse to the holders of Shares (other than the Danfoss Group), (e) extend the Offer, except as required or permitted by the Merger Agreement, (f) change the form of consideration payable in the Offer, or (g) otherwise amend, modify or supplement the Offer in any manner adverse in a material respect to the holders of Shares (other than the Danfoss Group).

        Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will be required to accept for payment, and pay for, any Shares validly tendered and not properly withdrawn. We are permitted to (without the consent of the Company or the Special Committee) and shall (a) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer and (b) if, at the time the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived (to the extent waivable in accordance with the terms of the Merger Agreement), extend the Offer on one or more occasions in consecutive increments of up to ten (10) business days per extension (or such longer period as may be agreed to by Parent and the Special Committee) until such time as such Offer Conditions are satisfied or waived; provided, that (1) we shall not be required to extend the Offer beyond June 30, 2013 or the termination of the Merger Agreement and (2) if at any such scheduled expiration of the Offer, the Minimum Tender Condition is not satisfied but all other Offer Conditions are satisfied or waived, then we shall not be required to extend the Offer for more than ten (10) business days in the aggregate.

        There can be no assurance that we will exercise our right to extend the Offer or that we will be required under the Merger Agreement to extend the Offer. During any extension of the offering period, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to all withdrawal rights. See "The Offer—Section 4—Withdrawal Rights."

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the Exchange Act or otherwise. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of such tender offer or information concerning such tender offer (other than a change in consideration or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for at least ten (10) business days following such change. However, the requirement to extend the Offer in such a circumstance will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

        If, on or before the Expiration Date, we increase the consideration to be paid for Shares accepted for payment pursuant to the Offer, we will pay such increased consideration for all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

        We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment or pay for any Shares if, at the Expiration Date, any of the Offer Conditions have not been satisfied or upon the occurrence of any of the events set forth in "The Offer—Section 12—Conditions of the Offer." Under certain circumstances, we may terminate the Merger Agreement and the Offer.

        We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to delay acceptance of Shares and to delay payment for Shares until satisfaction or waiver (where permissible) of all conditions to the Offer relating to governmental or regulatory approvals specified in "The Offer—Section 13—Certain Legal Matters; Regulatory Approvals," without prejudice to our rights set forth in "The Offer—Section 12—Conditions of the Offer." The reservation by us of the right to delay the acceptance for payment of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

        Any termination, extension or amendment of the Offer, waiver of a condition of the Offer, delay in acceptance for payment or payment of the Offer, will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service and by making the appropriate filing with the SEC. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c), and 14e-1(d) under the Exchange Act.

        The Company has agreed to provide us with its registered stockholders list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will mail this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and will furnish this Offer to Purchase, the related Letter of Transmittal and other related documents to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the applicable rules of the SEC, we will accept for payment, and pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date promptly after the later of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in "The Offer—Section 12—Conditions of the Offer" (the "Acceptance Time"). Notwithstanding the foregoing, subject to the terms and conditions of the Merger Agreement and any applicable rules and regulations of the SEC (including Rule 14(e)-1(c) under the Exchange Act), we expressly reserve the right, in our sole discretion, to delay the acceptance for payment or payment for Shares until satisfaction or waiver (where permissible) of all conditions to the Offer relating to governmental or regulatory approvals. For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see "The Offer—Section 13—Certain Legal Matters; Regulatory Approvals."

        We will be deemed to have accepted for payment and thereby purchased Shares validly tendered pursuant to the Offer and not properly withdrawn prior to the Expiration Date when, as and if we give written notice of our acceptance of such Shares to the Depositary.

        We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon deposit of such funds with the Depositary, our obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

        In all cases, payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in "The Offer—Section 3—Procedure for Tendering Shares")), (ii) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or in connection with a book-entry transfer, an Agent's Message (as defined in "The Offer—Section 3—Procedure for Tendering Shares")), and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see "The Offer—Section 3—Procedure for Tendering Shares." Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will we pay interest on the Offer Price for Shares, regardless of any extension of the Offer or delay in making such payment.

        If we do not accept for payment any Shares tendered pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates for such unpurchased or untendered Shares (or, in the case of Shares delivered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility) without expense to you, promptly following the expiration, termination or withdrawal of the Offer.

        If, prior to the Expiration Date, we increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

        We reserve the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your right to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  Procedure for Tendering Shares.

        Valid Tender of Shares.    Except as set forth below, to validly tender Shares pursuant to the Offer, either (i) the Depositary must receive prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase (a) a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents that the Letter of Transmittal requires and (b) certificates for the Shares to be tendered or confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility, or (ii) you must comply with the guaranteed delivery procedures set forth below.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.

        The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer such Shares, and (iv) when the Shares are accepted for payment by us, we will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the "Book-Entry Transfer Facility") within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

        Direct Registration.    If you hold your Shares in direct registration on the books of the Company's transfer agent, in order to validly tender your Shares, (i) you must deliver the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other required documents to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or (ii) you must comply with the guaranteed delivery procedures described below.

        Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        Signature Guarantees and Stock Powers.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (which term includes most banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an "Eligible Institution"), unless the Shares tendered are tendered (a) by the registered holder of Shares who has not completed the box labeled "Special Payment Instructions" and "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates and stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

        If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates for the Shares.

        Guaranteed Delivery.    If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary prior to the Expiration Date, you may nevertheless tender such Shares if all of the following conditions are met:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary (as provided below) prior to the Expiration Date; and

  •
  the certificates for such Shares in proper form of transfer (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or an Agent's Message) and any other required documents, are received by the Depositary within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such notice.

        Backup U.S. Federal Income Tax Withholding.    If you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, or a Form W-8BEN or other Form W-8, as applicable, you may be subject to a required backup federal income tax withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See "The Offer—Section 5—Certain U.S. Federal Income Tax Considerations."

        Appointment of Proxy.    By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal), you irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior powers of attorney, proxies and written consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney, proxies or written consents may be granted (and, if previously granted, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may determine at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, we are able to exercise immediately upon our acceptance for payment of such Shares full voting and other rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

        The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's stockholders.

        Determination of Validity.    We will determine, in our sole and absolute discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt), form and acceptance for payment of any tender of Shares, and our determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares by an particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or to waive any such defect or irregularity or incur any liability for failure to give any such notification or waiver. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other document related to the Offer) will be final and binding on all parties.

4.  Withdrawal Rights.

        Except as otherwise described in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. You can withdraw some or all of the Shares that you previously tendered pursuant to the Offer at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, tenders of Shares may also be withdrawn after May 14, 2013.

        If we extend the Offer, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn, except as otherwise provided in this Section 4.

        For your withdrawal to be effective, a written notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution through the Book-Entry Transfer Facility) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by again following any of the procedures described under "The Offer—Section 3—Procedure for Tendering Shares." If the Shares were tendered by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of the Shares.

        We will determine, in our sole and absolute discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects or irregularities have been cured or waived. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or to waive of any such defect or irregularity or incur any liability for failure to give any such notification or waiver.

5.  Certain U.S. Federal Income Tax Considerations.

        The following is a summary of certain U.S. federal income tax consequences to holders of Shares whose Shares are exchanged for cash pursuant to the Offer or in the Merger. This discussion is for general information purposes only and does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Shares in light of their specific investment or tax circumstances. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion applies only to holders who hold Shares as "capital assets" within the meaning of section 1221 of the Code, and does not apply to holders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not apply to certain types of holders subject to special tax rules including, but not limited to, insurance companies, tax exempt organizations, banks and other financial institutions, brokers or dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or persons who hold their Shares as a part of a straddle, hedge, conversion or other integrated investment or constructive sale transaction. Each holder is urged to consult its tax advisor regarding the specific U.S. federal, state, local and foreign income and other tax consequences of the exchange of Shares for cash pursuant to the Offer and in the Merger in light of such holder's specific tax situation.

        For purposes of this discussion, (a) a "U.S. Holder" means a beneficial owner of Shares that, for U.S. federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable regulations to be treated as a domestic trust and (b) a "Non-U.S. Holder" means a beneficial owner of Shares that is an individual, corporation (or other entity treated as a corporation for U.S. federal income tax purposes), trust or estate and that is not a U.S. Holder. The tax consequences of the exchange of Shares for cash pursuant to the Offer in the Merger to holders who hold Shares through a partnership or other pass-through entity generally will depend upon the status of the partner and the activities of the partnership. Holders should consult their own tax advisors.

        U.S. Holders.    A U.S. Holder's receipt of cash for Shares pursuant to the Offer or in the Merger will each be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder that receives cash in exchange for Shares pursuant to the Offer or in the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such U.S. Holder's adjusted tax basis in the Shares exchanged. Such gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder has held such Shares for more than one year at the time of the exchange of the Shares for cash. The gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Shares for more than one year at the time of the consummation of the Offer or the Merger, as applicable. Long-term capital gains recognized by an individual U.S. Holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses.

        Non-U.S. Holders.    A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the disposition of Shares pursuant to the Offer or in the Merger provided that (i) such gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States and (ii) in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

        Backup Withholding.    Payments to holders of Shares pursuant to the Offer or in the Merger will be subject to information reporting and U.S. federal backup withholding unless, for a U.S. Holder, (i) such holder provides its broker, custodian or other applicable withholding agent with its correct taxpayer identification number ("TIN") or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal), or (ii) such holder is an exempt recipient, such as a corporation, and can demonstrate such fact when required. Non-U.S. Holders should complete and sign an appropriate Form W-8 (instead of Form W-9), a copy of which may be obtained from the Depository, in order to avoid information reporting and U.S. federal backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a holder's U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

6.  Price Range of Shares; Dividends.

        The Shares are listed and principally traded on the NYSE under the symbol "SHS." The following table sets forth for the periods indicated the intraday high and low sale prices per Share on the NYSE as reported in published financial sources:

Calendar Year	High	Low	Dividend Declared
2011
First Quarter	$51.59	$27.29	$0.00
Second Quarter	65.04	41.53	0.00
Third Quarter	56.30	28.86	0.00
Fourth Quarter	41.60	25.60	0.00
2012
First Quarter	$56.10	$34.58	$0.35
Second Quarter	48.36	33.16	0.35
Third Quarter	43.28	33.24	0.35
Fourth Quarter	53.45	37.57	0.35
2013
First Quarter (through March 14, 2013)	$58.92	$52.36	$0.35

        On November 27, 2012, the last full trading day prior to the public announcement of our intention to acquire the remaining Shares that are not currently owned by the Danfoss Group, the last sale price of the Shares reported on the NYSE was $39.38 per Share. On February 28, 2013, the last full trading day prior to the public announcement that we and the Company had entered into the Merger Agreement, the last sale price of the Shares reported on the NYSE was $54.12 per Share. On March 14, 2013, the last full trading day prior to the commencement of the Offer, the last sale price of the Shares reported on the NYSE was $58.42 per Share. You should obtain a recent quotation for your Shares prior to deciding whether or not to tender.

        The Company Board of Directors declared a quarterly cash dividend of $0.35 per Share in each quarter of fiscal year 2012. On March 1, 2013, the Company declared the First Quarter 2013 Dividend, which will be paid on March 29, 2013 to stockholders of record at the close of business on March 15, 2013. The Offer will not affect the payment of the First Quarter 2013 Dividend. Under the terms of the Merger Agreement, the Company is not permitted to declare, set aside or pay dividends (other than the First Quarter 2013 Dividend and any dividend by a subsidiary of the Company to the Company or a wholly-owned subsidiary of the Company) with respect to any of its capital stock without the prior written approval of Parent (which approval shall not be unreasonably withheld or delayed). Under the terms of the Merger Agreement, if the Company were to declare a dividend other than the First Quarter 2013 Dividend, the Offer Price and the Merger Consideration would be appropriately and proportionately adjusted to reflect such dividend. See "The Offer—Section 11—Dividends and Distributions." Following the consummation of the Merger, we currently intend that no dividends will be declared on the Shares, and regardless of whether we acquire the entire economic interest of the Company, we reserve the right to change the Company's dividend policy, including causing the Company to pay a special or extraordinary dividend, subject to applicable law.

7.  Possible Effects of the Offer and the Merger on the Market for the Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulations.

        If we consummate the Offer we will effect the Merger in accordance with the terms of the Merger Agreement, in which all of the outstanding Shares that we do not own (other than Shares held by the Company and Parent and their respective wholly owned subsidiaries and Shares held by stockholders properly perfecting appraisal rights) will be canceled and converted into the right to receive the Merger Consideration (which is cash in the same amount as the Offer Price), without interest and subject to applicable withholding taxes. Accordingly, if the Merger takes place, the only difference between tendering and not tendering Shares pursuant to the Offer (other than as set forth below and the availability of appraisal rights to stockholders who continue to own their Shares at the time of the Merger and fulfill certain additional requirements of the DGCL) is that tendering stockholders will be paid earlier. However, if the short-form merger is not consummated, during the period after the Acceptance Time and prior to the consummation of the Merger, our purchase of Shares in the Offer may have material effects on the market for the Shares, the Shares may be delisted from the NYSE and deregistered under the Exchange Act, and the Shares will no longer qualify as margin securities. These potential effects are summarized below.

        Possible Effects of the Offer and the Merger on the Market for the Shares.    The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could affect the liquidity and market value of the remaining Shares held by the public. We cannot predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer. For additional information regarding the effects of the Offer, see "Special Factors—Section 7—Effects of the Offer and the Merger."

        NYSE Listing.    The Shares are listed on the NYSE. After completion of the Offer and depending upon the aggregate market value and the per Share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE may delist the Shares if, among other things, (i) the total number of stockholders of the Company should fall below 400, (ii) the total number of stockholders should fall below 1,200 and the average monthly trading volume for the Shares is less than 100,000 for the most recent 12 months, or (iii) the number of publicly-held Shares (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000. If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotation would be reported by such exchanges or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

        Registration under the Exchange Act.    The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Under the Merger Agreement, the Company has agreed to, after the Acceptance Time, use its reasonable best efforts to enable the de-listing of the Shares from NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

        Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder's meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing. We intend to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after the Acceptance Time if the requirements for termination of registration are met.

        If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" and, therefore, could no longer be used as collateral for loans made by brokers.

8.  Certain Information Concerning the Company.

        Except for the information contained in the "Special Factors" section, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Parent, the Purchaser, the Information Agent and the Depositary have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, none of Parent, the Purchaser, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Purchaser, the Information Agent and the Depositary.

        General.    The Company is a Delaware corporation with principal executive offices at 2800 East 13th Street, Ames, Iowa 50010, (515) 239-6000. The Company is a global leader in the development, manufacture, and marketing of advanced systems for the distribution and control of power in mobile equipment. The Company designs, manufactures, and markets hydraulic, electronic, and mechanical components, as well as software and integrated systems that generate, transmit, and control power in mobile equipment. The Company's principal products are hydrostatic transmissions, open circuit piston pumps, open circuit gear pumps and motors, low speed high torque motors, steering units, microprocessor controls, electrohydraulics, and control valves. The Company sells its products to original equipment manufacturers of highly engineered, off-road vehicles who use the Company's products to provide the hydraulic and electronic power for the propel, work, and control functions of their vehicles. The Company's products are sold primarily to the agriculture, construction, road building, turf care, material handling, and specialty vehicle markets.

        The composition of the Company's business among its four segments is 46.1% Hydrostatics (formerly Propel), 16.3% Work Function, 15.8% Controls and 21.8% Stand-Alone Businesses. Hydrostatics segment products include hydrostatic transmissions and related products that transmit the power from the engine to the wheel to propel a vehicle. Work Function segment products include hydrostatic steering units, geroller and gerotor motors used for both propel and work functions. Controls segment products include electrohydraulic controls, microprocessors, and proportional valves that control and direct the power of a vehicle. Stand-Alone Businesses segment products include cartridge valves and hydraulic integrated circuits, open circuit gear pumps and motors, directional control valves, inverters, light power hydrostatic transmissions, gear reduction drives, piston pumps and wheel motors.

        Financial Information.    The following table sets forth summary historical consolidated financial data for the Company as of and for each of the years ended December 31, 2012 and 2011. The selected financial data and the per Share data set forth below are extracted from, and should be read in conjunction with, the consolidated financial statements and other financial information contained in the Company Form 10-K, including the notes thereto. More comprehensive financial information is included in such report (including Management's Discussion and Analysis of Financial Condition and Results of Operations) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such report and other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 of Part II of the Company Form 10-K are hereby incorporated by reference in this Offer to Purchase. Copies of those reports and other documents filed by the Company may be examined at and copies may be obtained from the SEC in the manner described under "—Additional Information" below.

	Year Ended
	December 31, 2012	December 31, 2011
Net sales	$1,916,094	$2,057,487
Cost of sales	1,299,207	1,400,330

Gross profit	616,887	657,157
Selling, general and administrative	235,069	227,968
Research and development	64,072	63,996
Loss (gain) on sale of businesses and asset disposals	(70)	590

Total operating expenses	299,071	292,554

Operating income	317,816	364,603

Nonoperating income (expenses):
Interest expense	(17,648)	(22,829)
Interest income	2,613	1,679
Loss on early retirement of debt	(1,254)	(1,176)
Other, net	2,825	(3,094)

Nonoperating expenses, net	(13,464)	(25,420)

Income before income taxes	304,352	339,183
Income tax	(92,274)	(79,380)

Net income	212,078	259,803
Net income attributable to noncontrolling interest, net of tax	(30,319)	(29,933)

Net income attributable to Sauer-Danfoss Inc.	$181,759	$229,870

Net income per common share, basic	$3.75	$4.75

Net income per common share, diluted	$3.75	4.74

Weighted average basic shares outstanding	48,413,138	48,402,059
Weighted average diluted shares outstanding	48,481,945	48,478,627
Balance Sheet Data:
Inventories	178.2	217.7
Property, plant and equipment, net	342.2	367.8
Total assets	1,399.0	1,278.3
Total debt(1)	178.9	200.5
Stockholders' equity	696.9	577.8
Debt to total capital	20.4%	25.8%
Other Data:
Ratio of Earnings to Fixed Charges(2)	15.5%	13.9%

(1)
Total debt includes long-term debt due within one year, and long-term debt.

(2)
The Company historically has not reported a ratio of earnings to fixed charges. The ratio of earnings to fixed charges has been computed by the Company and provided to Parent.

        Additional Information.    The Company is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the SEC. The address of that site is www.sec.gov and documents may be obtained from such site free of charge. Copies of such reports, proxy statements and other information should also be available at the Company's web site, the address of which is www.sauer-danfoss.com. Except as otherwise expressly set forth in this Offer to Purchase, the information contained on these websites is not incorporated by reference herein and does not form a part of this Offer to Purchase.

9.  Certain Information Concerning the Purchaser and Parent.

        The Purchaser is a Delaware corporation incorporated on December 17, 2009, with principal executive offices at Nordborgvej 81, 6430 Nordborg, Denmark. It was incorporated by Parent for the sole purpose of commencing the 2009 Offer. The telephone number of the Purchaser's principal executive offices is 011 45 7488 2222. To date, the Purchaser has engaged in no activities other than those incidental to its formation, the conduct of the 2009 Offer, the negotiation of the Merger Agreement and the Offer. The Purchaser is a wholly owned subsidiary of Parent.

        Parent is a corporation organized under the laws of Denmark, with principal executive offices at Nordborgvej 81, 6430 Nordborg, Denmark. The telephone number of its principal executive offices is 011 45 7488 2222. The principal business of Parent is the design, manufacture and sale of industrial products. Its website is located at www.danfoss.com. The information contained on this website is not incorporated by reference herein and does not form a part of this Offer to Purchase.

        The name of the entity that controls Parent is Bitten & Mads Clausens Fond, a trust organized under the laws of Denmark. The address of the principal business and the address of the principal office of Bitten & Mads Clausens Fond is Nordborgvej 81, 6430 Nordborg, Denmark and its principal business of is to function as a trust with respect to the securities of Parent.

        The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Parent, the Purchaser and Bitten & Mads Clausens Fond, and certain other information, are set forth on Schedule A hereto.

        None of Parent, the Purchaser, Bitten & Mads Clausens Fond or, to Parent's and the Purchaser's knowledge after reasonable inquiry, the persons listed in Schedule A to this Offer to Purchase has been (a) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

        Neither Parent nor the Purchaser has made any arrangements in connection with the Offer to provide holders of Shares access to our corporate files or to obtain counsel or appraisal services at our expense. For a discussion of appraisal rights, see "Special Factors—Section 10—Dissenters' Appraisal Rights; Rule 13e-3."

10.  Source and Amount of Funds.

        We estimate that we will need approximately $700 million to purchase all the Shares pursuant to the Offer, to pay related fees and expenses, to pay the Merger Consideration for any Shares that are not tendered pursuant to the Offer but are instead acquired in the Merger and to satisfy equity awards required to be paid out in connection with the Offer or the Merger, as applicable. We expect to fund these payments with funds provided by Parent to us, either as a capital contribution or as an intercompany loan. The Offer is not subject to a financing condition.

        Parent will obtain such funds from borrowings under its existing general purpose revolving credit facilities with each of: Danske Bank, Nordea, Citi Bank, BNP, Nykredit and SEB. The credit facility with Citi expires on October 31, 2014, has an aggregate maximum principal amount of €110 million, accrues interest at a rate of EURIBOR plus 0.90% and does not provide for utilization fees. The credit facility with BNP expires on December 22, 2014, has an aggregate maximum principal amount of €100 million, accrues interest at a rate of EURIBOR plus 0.85% and does not provide for utilization fees. The credit facility with Danske expires on February 4, 2015, has an aggregate maximum principal amount of $200 million, accrues interest at a rate of LIBOR plus 0.45% and provides for utilization fees based on the aggregate amount outstanding borrowings thereunder. The credit facility with Nykredit expires on January 13, 2016, has an aggregate maximum principal amount of €100 million, accrues interest at a rate of EURIBOR plus 0.85% and does not provide for utilization fees. The credit facility with Nordea expires on December 13, 2017, has an aggregate maximum principal amount of $400 million, accrues interest at a rate of LIBOR plus 0.95% and provides for utilization fees based on the aggregate amount of outstanding borrowings thereunder. The facility with SEB expires on January 1, 2018, has an aggregate maximum principal amount of DKK1 billion, accrues interest at a rate of CIBOR plus 0.65% and does not provide for utilization fees. As of the date of this Offer to Purchase all of these credit facilities were undrawn. Each of the credit facilities required a commitment fee, calculated quarterly, of 35% per annum of the applicable margin on any undrawn portion of the credit facility. Each credit facility contains customary representations and warranties regarding Parent and contains a number of events of default for, among other things, failure to pay principal or interest, breaches of representations, warranties and covenants and various events relating to cross defaults and the bankruptcy or insolvency of Parent. None of the credit facilities is secured or contains a financial maintenance covenant, but each credit facility does contain a number of customary affirmative and negative covenants including limits on Parent's ability to dispose of assets or create liens on assets.

11.  Dividends and Distributions.

        On March 1, 2013, the Company declared the First Quarter 2013 Dividend. The dividend will be paid on March 29, 2013 to stockholders of record at the close of business on March 15, 2013. The Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written approval of Parent (which approval shall not be unreasonably withheld or delayed), declare, set aside, make or pay any dividends or any other distribution (whether in cash, stock, property or otherwise) with respect to any of its capital stock (other than the First Quarter 2013 Dividend and any dividend by a subsidiary of the Company to the Company or a wholly owned subsidiary of the Company). Under the terms of the Merger Agreement, if the Company were to declare any further cash dividend, the Offer Price and the Merger Consideration would be appropriately and proportionately adjusted to reflect such cash dividend. See "Special Factors—Section 9—Summary of the Merger Agreement—Covenants."

12.  Conditions of the Offer.

        Notwithstanding any other provision of the Offer but subject to the provisions of the Merger Agreement, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer, pay for any Shares tendered pursuant to the Offer if:

          (A)  at the expiration of the Offer, the Minimum Tender Condition (which is not waivable) is not satisfied;

          (B)  any of the following conditions shall exist at the time of the expiration of the Offer:

              (i)  any judgment, ruling, order, writ, injunction, or decree issued by a court of competent jurisdiction or by a governmental authority, or any statute, law, ordinance, rule or regulation shall be in effect that would (1) make the Offer or the Merger illegal or (2) otherwise prevent the consummation thereof;

             (ii)  since the date of the Merger Agreement, there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect; or

            (iii)  (1) any representation and warranty of the Company set forth in the first two sentences of Section 3.2(a) or the first sentence of Section 3.2(b) of the Merger Agreement (generally dealing with the capitalization of the Company) shall not be true and correct (other than de minimis inaccuracies) as of the date of the Merger Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), (2) any representation and warranty of the Company set forth in Section 3.2(a) (other than the first two sentences thereof), Section 3.3(a), Section 3.3(b) or Section 3.3(c) of the Merger Agreement (generally dealing with the absence of agreements with respect to the Shares and the authority of the Company to enter into, and the due authorization of, the Merger Agreement and all the transactions contemplated thereby) shall not be true and correct in all material respects as of the date of the Merger Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time) or (3) any representation and warranty of the Company set forth in the Merger Agreement (other than those referenced in clauses (1) and (2) above) shall not be true and correct as of the date of the Merger Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), other than in the case of this clause (3) for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being understood that for this purpose all references to the term "Company Material Adverse Effect" and other qualifications based on the word "material," except for the reference to the term "Company Material Adverse Effect" in Section 3.6 of the Merger Agreement, shall be disregarded);

            (iv)  the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement prior to such time;

             (v)  the Company fails to deliver to us a certificate signed by a senior executive officer of the Company dated the date on which the Offer expires certifying that the conditions specified in clauses (iii) and (iv) of this paragraph (B) do not exist; or

            (vi)  At or any time prior to the expiration of the Offer the Merger Agreement shall have been terminated in accordance with its terms.

        Subject to the Merger Agreement and applicable law, we expressly reserve the right, at any time or from time to time prior to the expiration of the Offer, in our sole discretion, to waive or otherwise modify the terms and conditions of the Offer in any respect (other than the Minimum Tender

Condition (which is not waivable)), except that we reserve the right to waive or otherwise modify those conditions of the Offer that depend upon receipt of government regulatory approvals at any time prior to the acceptance of Shares for payment. Any reference in this Offer to Purchase or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is, subject to the Merger Agreement and applicable law, so waived. The Purchaser will terminate the Offer only pursuant to the specified conditions described in this Offer to Purchase. The failure by us or any of our affiliates at any time to exercise any of the foregoing rights shall not be deemed a waiver of such any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right.

13.  Certain Legal Matters; Regulatory Approvals.

        Requirements for a Short-Form Merger.    The DGCL provides that if a corporation owns at least 90% of the outstanding shares of each class of stock of a subsidiary corporation, the corporation holding such shares may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation. Accordingly, if as a result of the Offer, the top-up or otherwise, the Purchaser directly or indirectly owns at least 90% of the Shares, Parent could, and (subject to the satisfaction or waiver of the conditions to its obligations to effect the Merger contained in the Merger Agreement) is obligated under the Merger Agreement to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company if permitted to do so under the DGCL. We believe that if the Minimum Tender Condition is satisfied and Shares are purchased in the Offer, we will own more than 90% of the Shares (either following the consummation of the Offer or upon exercise of the top-up) and, accordingly, that the Merger will effected without a meeting of the stockholders of the Company. Nonetheless, even if the Purchaser does not own 90% of the outstanding Shares following successful consummation of the Offer, we could seek to purchase additional Shares in the open market, from the Company or otherwise in order to reach the 90% threshold and effect a short-form merger. The consideration per Share paid for any Shares so acquired, other than Shares acquired pursuant to the top-up, may be greater or less than that paid in the Offer. In addition, pursuant to the terms of the Merger Agreement, as soon as reasonably practicabale after the expiration of the Offer, if we acquire less than 90% of the Shares outstanding, we are obligated to exercise our top-up to purchase from the Company, subject to certain limitations, the number of authorized and not outstanding Shares equal to the number of Shares sufficient to cause Parent and the Purchaser to own one Share more than 90% of the Shares then outstanding, taking into account those Shares outstanding after the exercise of the top-up. The price per Share payable under the top-up would be equal to the Offer Price. See "Special Factors—Section 9—Summary of the Merger Agreement—Top-Up."

        Stockholder Approval.    The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly and validly authorized by the Company Board of Directors, and that no other corporate proceedings on the part of the Company are necessary to authorize the Merger Agreement or to consummate the transactions so contemplated, other than the adoption of the Merger Agreement by the holders of a majority of the issued and outstanding Shares prior to the consummation of the Merger (if required by the DGCL). As described above, such approval is not required if the Merger is consummated pursuant to the short-form merger provisions of the DGCL. According to the Company's certificate of incorporation, the Shares are the only securities of the Company that entitle the holders thereof to voting rights. The Danfoss Group currently owns more than a majority of the outstanding Shares and, following successful consummation of the Offer, Parent and the Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder of the Company.

        Regulatory Approval—General. Except as otherwise set forth in this Offer to Purchase, based on our examination of publicly available information filed by the Company with the SEC and a review of certain information furnished by the Company to us, we are not aware of any governmental license or other regulatory permit that appears to be material to the Company's business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental authority or agency, domestic, foreign or supernational, that would be required for our acquisition or ownership of Shares pursuant to the Offer. In addition, except as set forth below, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. Except as described below, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any approval or other action not described below. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company's business or certain parts of the Company's business might not have to be disposed of. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in "The Offer—Section 12—Conditions of the Offer."

        U.S. Antitrust.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules that have been promulgated thereunder (together, the "HSR Act") by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. We do not believe that the purchase of Shares by us in the Offer or the Merger is subject to such requirements because the Danfoss Group currently owns Shares representing more than 50% of the Company's outstanding voting securities, which means that the Danfoss Group is in "control" of the Company for purposes of these requirements. Although we do not believe that this transaction is subject to antitrust approval under the HSR Act, the Antitrust Division and the FTC may scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by us pursuant to the Offer and the Merger. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as they deem necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares by us pursuant to the Offer or the Merger or seeking divestiture of the Shares so acquired or divestiture of substantial assets of the Danfoss Group or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States. We do not believe that the purchase of Shares by us pursuant to the Offer or the Merger will result in a violation of any antitrust laws of the United States. However, there can be no assurance that a challenge to the Offer or the Merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

        Foreign Antitrust Approvals.    The Company, Parent and their respective subsidiaries transact business in a number of additional countries outside of the United States. Under the antitrust or merger control statutes or regulations of certain of these foreign countries, certain acquisition transactions require the filing of information with, or the obtaining of the approval of, antitrust or competition authorities therein. We do not believe that the purchase of Shares by us in the Offer or the Merger is subject to such requirements because, among other factors, the Danfoss Group owns, and has owned since 2008, more than 50% of the Company's outstanding voting securities. Although we do not believe that this transaction is subject to any such statutes or regulations, if any such statutes or regulations were deemed to apply, and any applicable waiting period under foreign antitrust or competition laws has not expired or been terminated or any approval or exemption required to consummate the Offer has not been obtained, we will not be obligated to accept for payment or pay for any tendered Shares unless and until such approval or exemption has been obtained or such waiting period has expired. See "The Offer—Section 12—Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to foreign antitrust approvals.

        Section 203 of the DGCL.    The Company is incorporated under the laws of the State of Delaware. Generally, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other exceptions, the board of directors of the target approves the business combination prior to the time the person becomes an interested stockholder. Because Parent became an interested stockholder more than three years ago, we do not believe that Section 203 would prevent Parent from consummating the Offer or the Merger.

        State Takeover Statutes.    A number of other states (including Iowa, where the Company has its principal place of business) have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. The Company has represented to us in the Merger Agreement that no anti-takeover laws are applicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement. We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. To the extent that the provisions of other state takeover statutes purport to apply to the Offer or the Merger, we believe that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. We reserve the right to challenge the validity or applicability of any other state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See "The Offer—Section 12—Conditions of the Offer."

        Certain Litigation.    On March 8, 2013, a putative class action captioned Schacher v. Clausen et al., Case No. 8396, was filed in the Court of Chancery of the State of Delaware against the Company, its directors, and the Purchaser. The complaint alleges that the Company's directors breached their fiduciary duties of loyalty and due care, claiming that the directors failed to maximize shareholder value when they accepted the proposed Merger Agreement with Parent on March 1, 2013 at a price that fails to reflect the true value of the Company. The complaint further alleges that the Merger Agreement was not the result of a fair process, because Parent has influence over the Company's affairs and the Company's directors due to the fact that Parent owns 75.6% of the Company's outstanding shares. In addition, the complaint alleges that the Merger Agreement contains preclusive deal protection provisions that favor Parent, including the right to match superior offers and a "Top-Up" provision. The complaint also alleges that the Company and the Purchaser aided and abetted the directors' alleged breaches of fiduciary duty. Among other things, the complaint seeks injunctive relief prohibiting consummation of the proposed transaction, or rescission (in the event the transaction has already been consummated), as well as damages and costs, including reasonable attorneys' and experts' fees. The foregoing summary is qualified in its entirety by the full text of the complaint, a copy of which is filed as Exhibit (a)(5)(v) to the Tender Offer Statement on Schedule TO related to this Offer to Purchase and is incorporated herein by reference.

        Other.    The Company and its subsidiaries conduct business and sell products in a number of foreign countries. In connection with the acquisition of Shares pursuant to the Offer or the Merger, the foreign investment laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, we will seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken before completion of the Offer by any such government or governmental authority, or if any required approvals, waivers or consents are not obtained, or obtained subject to condition, the Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See "The Offer—Section 12—Conditions of the Offer."

14.  Fees and Expenses.

        We have retained MacKenzie Partners, Inc. to act as the Information Agent and Wells Fargo Bank, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

        We will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

        The following is an estimate of fees and expenses we expect to incur in connection with the Offer:

Filing Fees	$94,095
Financial Advisor Fees and Expenses	$4,500,000
Legal Fees and Expenses	$1,000,000
Depositary Costs	$22,500
Information Agent Fees	$164,435
Printing and Mailing Costs	$50,000

Total	$5,831,030

        The Company will incur and pay for its own fees and expenses in connection with the Offer. The Company will not pay any of the fees and expenses to be incurred by the Danfoss Group (other than fees and expenses incurred by the Company and its subsidiaries).

15.  Miscellaneous.

        The Offer is being made to all holders of Shares other than the Danfoss Group. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If we become aware of any valid statute prohibiting the making of the Offer or the acceptance of the Shares pursuant to the Offer, we will make a good faith effort to comply with that statute or seek to have the statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, holders of Shares in the relevant state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction

        No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal or the Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, the Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

        We have filed with the SEC a Tender Offer Statement on Schedule TO in connection with the Offer, together with all exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act and furnish therein certain additional information with respect to the Offer, including the information required by Rule 13e-3 under the Exchange Act, and we may file amendments to such documents. Our Schedule TO and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the same manner as described under "The Offer—Section 8—Certain Information Concerning the Company."

                      Danfoss Acquisition, Inc.

March 15, 2013

SCHEDULE A

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, THE PURCHASER AND
CONTROLLING STOCKHOLDER OF PARENT

        The name, citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent, the Purchaser and the controlling stockholder of Parent, Bitten & Mads Clausens Fond, are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. The business address of each such person is Nordborgvej 81, 6430 Nordborg, Denmark, unless otherwise indicated. Directors are identified by an asterisk. Unless otherwise indicated, all directors and officers listed below are citizens of Denmark.

PARENT

Name	Current Principal Occupation or Employment and Five-Year Employment History
Jorgen M. Clausen*	Mr. Clausen serves as the Chairman of Parent. In October 2008, he retired as President and Chief Executive Officer of Parent. He has been a director of the Company since May 2000 and Chairman of the Company since May 2004. He has also been a director of Bitten & Mads Clausens Fond since 1999.
Hans Michael Jebsen*

Mr. Jebsen has been a board member of Parent since 2005. He joined Jebsen & Co. Ltd, a diversified marketing, manufacturing and distribution services company with operations in Europe and Asia, in 1981, and became Chairman in 2000. He has been a board member of Hysan Development Co Ltd. since 1994 and The Wharf (Holdings) Ltd. since 2004. He has also been a director of Bitten & Mads Clausens Fond since 2006.

William E. Hoover*

Mr. Hoover has been a board member of Parent since 2007. Mr. Hoover worked for McKinsey & Co., a management consulting firm, for approximately 30 years until July 2007. Mr. Hoover also serves on the boards of directors of the Company (since 2008), GN Store Nord A/S, a Danish manufacturer of hearing instruments listed on the Copenhagen Stock Exchange, as Vice Chairman (since 2009); Sanistål A/S, a publicly listed firm that makes tools etc. for e.g. plumbing and heating (since 2012); and ReD Associates Holding A/S, A Danish provider of strategic consulting services, as Chairman (since 2010). Mr. Hoover is a citizen of the United States of America.

Kasper Rørsted*

Mr. Rørsted has been a board member of Parent since 2009. Mr. Rørsted has been the Chief Executive Officer of the Henkel AG & Co. KGaA since April 2008. Prior to that, he was Vice Chairman of the Management Board of Henkel (from January 2007 to April 2008) and Executive Vice President Human Resources / Purchasing / Information Technologies / Infrastructure Services (from 2005 to 2007). He has been a board member of Bertelsmann AG since 2011.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Peter M. Clausen*

Mr. Clausen has been a board member of Parent since 1993. Mr. Clausen has served as the Chairman of the Board of Bitten & Mads Clausens Fond since July 1986 and served as Senior Vice President of Parent until March 2009. He worked as an executive in Parent's High Pressure Systems department from 1992 through 2009. Mr. Clausen has or currently serves on the boards of several other companies, including: Danish Clean Water Holding A/S, Manager and Board Member (since July 2008); PP Energy ApS (since September 2003); iTools ApS, chairman of the board (since September 2009) and board member (from March 2004 to September 2009); iDrape A/S, chairman of the board (since February 2009) and board member (from September 2003 to February 2009); and Sønderborg Havneselskab A/S, chairman of the board (since November 2006).

Jens Peter Rosendah Nielsen*	Mr. Nielsen has been employed as a conveyor with Parent since 1979. He has also served on the boards of Bitten & Mads Clausens Fond and Parent since April 2006 as a staff representative.
Svend Aage Hansen*	Mr. Hansen has served as an HR Consultant to Parent since 2006. He has also served on the boards of Bitten & Mads Clausens Fond and Parent since April 2008 as a staff representative.
Niels B. Christiansen

Mr. Christiansen was appointed President and Chief Executive Officer of Parent in October 2008. From 2007 through October 2008, he served as Vice Chief Executive Officer of Parent. Mr. Christiansen has been a director of the Company since July 2008 and has served as Vice Chairman since 2009. Mr. Christiansen also serves as the Chairman of the board of directors of Axcel A/S, a Danish private equity fund (since 2010); and serves as Vice Chairman of the board of directors of Danske Bank A/S, a publicly traded Danish bank (since 2011), and on the board of directors of William Demant Holding A/S, a publicly traded Danish manufacturer of audio products (since 2008).

Kim Fausing

Mr. Fausing has been Executive Vice President and Chief Operating Officer of Parent since January 2008. He has been a director of the Company since 2008. Since 2010, he has also served on the boards of Hilti, a privately owned manufacturer of construction and engineering products, and Velux A/S, a privately owned Danish manufacturer of windows and skylights, where he is Vice Chairman of the board of directors.

Bjørn Rosengren*

Mr. Rosengren has been a board member of Parent since 2010. He has been President and Chief Executive Officer of Wärtsilä Corporation since 2011. He has served on the board of HTC Sweden AB since 2006 and Höganäs AB since 2011. Mr. Rosengren is a citizen of Sweden.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Gunnar Jensen*

Mr. Jensen has been a Senior Shop Steward at Parent since 2006. He has served as the Vice-Chairman of Group Club Danfoss Denmark since 2006. He also serves on the boards of Bitten & Mads Clausens Fond (since 2010), Metal Sønderborg (since 2005) and Parent as a staff representative (since 2010).

CONTROLLING STOCKHOLDER OF PARENT, BITTEN & MADS CLAUSENS FOND

Name	Current Principal Occupation or Employment and Five-Year Employment History
Jorgen M. Clausen*	See information above.
Peter M. Clausen*	See information above.
Hans Michael Jebsen*	See information above.
Jens Martin Skibsted* Bohlendachvej 4,4. 1437 København K Denmark	Mr. Skibsted has served on the board of Bitten & Mads Clausens Fond since 2012. He has also served as the Creative Director at KiBiSi / Skibsted Ideation since 2009.
Jens Peter Toft* Steen Blichers Vej 19 3460 Birkerød Denmark

Mr. Toft has served on the board of Bitten & Mads Clausens Fond since April 2009. He has also served as manager of Toft Advice ApS since January 2009. Mr. Toft has also served as manager of Selskabet af 11. since December 2008. Previous to that he served as Vice President of Danske Bank (Danske Markets). Mr. Toft has also served or currently serves on the boards of the following other companies: M. Goldsmith Holding ApS (since November 2009); Mols-linien A/S (since April 2009); Solar A/S (since April 2009); Mipsalus ApS, chairman of the board (since December 2008); Mipsalus Holding ApS, chairman of the board (since December 2008)); Bottomline Communications A/S (since May 2008); Fåmandsforeningen Danske Invest Institutional (since April 2008); Investeringsforeningen Danske Invest (since April 2008); Investeringsforeningen Danske Invest Almenbolig (since April 2008); Investeringsforeningen Danske Invest Select (since April 2008); Placeringsforeningen Profil Invest (since April 2008); Specialforeningen Danske Invest (since April 2008); Imerco A/S (from September 2007 to August 2009); Proark Energy A/S (from March 2008 to April 2009); Skousen Husholdningsmaskiner A/S (in November 2008); and Danske Invest Management A/S (from April to May 2008).

Poul Due Jensen* 25 Jalan Tukang Singapore 619264 Singapore	Mr. Jensen has served on the board of Bitten & Mads Clausens Fond since 2012. He has also served as the Group Senior Vice President, Regional Managing Director at GRUNDFOS since 2010.
Jens Peter Rosendahl Nielsen*	See information above.
Gunnar Jensen*	See information above.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Freddy Vallentin* Vibevej 8 630 Gråsten Denmark	Mr. Vallentin has served on the board of Bitten & Mads Clausens Fond since 2010. He has also been an employee at Danfoss A/S since 1978.
Per Egebæk Have

Mr. Have has served as CFO of Parent since November 2009 and has been Chief Executive Officer of Bitten & Mads Clausens Fond since 2007. Since November 2009 he has served as a director of the Company. Mr. Have has or currently serves on the boards of the following companies; BMC Ventures A/S (since June 2008); BMC Invest A/S (since May 2007); Skako Industries A/S (since April 2009); SPH Byg A/S, chairman of the board (since January 2009); Diramo A/S (since June 2008); Jacobsen Pharma Consultancy ApS (since June 2007); SPH Sanitet A/S (since January 2005); SPH Motor A/S, board member (since July 2002); and Danfoss Universe A/S, vice-chairman of the board (since August 2009).

PURCHASER

Name	Current Principal Occupation or Employment and Five-Year Employment History
Niels B. Christiansen	See information above.
Anders Stahlschmidt*

Mr. Stahlschmidt has served on the board of Fabrikant Mads Clausens Fond since 2012 and the Board of the Company since 2010. He has also served as General Counsel of Parent since 2006. Mr. Stahlschmidt has served as a director of Strecon A/S since June 2008 and is the chairman of its board of directors. Additionally, Mr. Stahlschmidt serves on the boards of directors of several subsidiaries of Parent.

SCHEDULE B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth the ownership of Shares as of March 14, 2013, by Parent and, to the knowledge after reasonable inquiry of Parent, certain related persons, including the officers and directors of the Company, and the securities transactions by those persons of Shares during the 60 days prior to March 15, 2013:

	Securities Ownership
Person	Number	Percent(1)(2)	Securities Transactions in Past 60 Days
Danfoss A/S (Parent)	36,629,787	75.6	—
Danfoss Acquisition, Inc. (Purchaser)	—	*	—
Jorgen M. Clausen	4,500	*	—
Niels B. Christiansen	4,500	*	—
Hans Michael Jebsen	—	*	—
William E. Hoover	7,500	*	—
Kasper Rørsted	—	*	—
Peter M. Clausen	—	*	—
Jens Peter Rosendah Nielsen	—	*	—
Svend Aage Hansen	—	*	—
Kim Fausing	4,500	*	—
Jens Peter Toft	—	*	—
Per Egebæk Have	4,500	*	—
Charles Kells Hall	3,242	*	—
Steven Wood	15,000	*	—
Johannes F. Kirchhoff	19,400	*	—
Jesper V. Christensen	4,800	*	—
Eric Alström	—	*	—
Kenneth D. McCuskey	27,484	*	—
Bjørn Rosengren	—	*	—
Gunnar Jensen	—	*	—
Jens Martin Skibsted	—	*	—
Poul Due Jensen	—	*	—
Freddy Vallentin	—	*	—
Marc A. Weston	—	*	—
Richard J. Freeland	4,500	*	—
Helge Jørgensen	20,338	*	—
Thomas Kaiser	—	*	—
Anne Wilkinson	1,190	*	—
Anders Stahlschmidt	4,500	*	—
Purchaser and certain affiliates and individuals as a group	36,755,741	75.8%	—

*
Less than 1%.

(1)
Based on 48,462,518 outstanding Shares as of February 25, 2013.

(2)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act.

SCHEDULE C

GENERAL CORPORATION LAW OF DELAWARE
SECTION 262 APPRAISAL RIGHTS

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

        The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

Wells Fargo Bank, N.A.

By Mail:	By Hand or Overnight Mail:
Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, MN 55164-0854	Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 1110 Centre Point Curve, Suite 101 Mendota Heights, MN 55120-4100

        If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can contact the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, NY 10016
Telephone: (212) 929-5500 (call collect)
Toll Free: (800) 322-2885
Email: tenderoffer@mackenziepartners.com